SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 11, 2008
Dear Fellow Stockholder:
     You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Group 1 Automotive, Inc. to be held at 10:00 a.m., central time, on Thursday, May 22, 2008, at Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.
     The matters to be acted on at the meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Additionally, we will report on the business and financial performance of Group 1.
     It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to submit a proxy containing your voting instructions, as soon as possible, by telephone or through the Internet, or by requesting a proxy card to complete, sign and return by mail, each in the manner described in the accompanying Proxy Statement.
     Our Board of Directors recommends that stockholders vote FOR each of the matters described in the proxy statement to be presented at the meeting.
     We hope you will be able to join us at our Annual Meeting in Houston on May 22nd.

Sincerely,

John L. Adams
Chairman of the Board

Houston, TX 77024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 22, 2008
     To the Stockholders of Group 1 Automotive, Inc.:
     The Annual Meeting of Stockholders of Group 1 Automotive, Inc. will be held on Thursday, May 22, 2008, at 10:00 a.m., central time, at Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. At the meeting, we will consider and vote upon the following matters:
(1)	The election of two directors to serve until the 2011 Annual Meeting of Stockholders;
(2)	The ratification of the appointment by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm of Group 1 for the year ending December 31, 2008; and
(3)	The consideration of any other business that is properly presented at the meeting or any adjournments or postponements of the meeting.
     If you were a stockholder at the close of business on March 25, 2008, the record date for the meeting, you are entitled to vote at the meeting. A list of stockholders will be available and may be inspected during normal business hours for a period of at least 10 days prior to the annual meeting at the offices of Group 1, 800 Gessner, Suite 500, Houston, Texas 77024. The list of stockholders will also be available for your review at the annual meeting. In the event there are not sufficient votes for a quorum or to approve the forgoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.
     In accordance with new rules approved by the Securities and Exchange Commission, beginning on or about April 11, 2008, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made our proxy materials available to our stockholders over the Internet.
     Your vote is important. We urge you to review the accompanying materials carefully and to vote by telephone or Internet as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Darryl M. Burman Vice President, General Counsel & Corporate Secretary

Houston, Texas
April 11, 2008

i

800 Gessner, Suite 500
Houston, TX 77024

PROXY STATEMENT

     This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Group 1 Automotive, Inc. for use at our 2008 Annual Meeting of Stockholders.
2008 ANNUAL MEETING DATE AND LOCATION
     The annual meeting will be held at Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on Thursday, May 22, 2008, at 10:00 a.m., central time, or at such other time and place to which the meeting may be adjourned. References in this proxy statement to the annual meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.
DELIVERY OF PROXY MATERIALS
     On or about April 11, 2008, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy materials and vote online. We made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board of Directors for the annual meeting.
     Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
ABOUT THE ANNUAL MEETING
What is the purpose of the meeting?
     At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting, including the election of two directors, the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and consideration of any other matters properly presented at the meeting. In addition, senior management will report on our business and financial performance during fiscal 2007 and respond to your questions.
Who is entitled to vote at the meeting?
     Only our stockholders as of 5:00 p.m., central time, on March 25, 2008, the record date, are entitled to receive notice of the annual meeting and to vote at the meeting. On March 25, 2008, there were 23,143,854 shares of Group 1 common stock issued and outstanding and entitled to vote at the meeting.
How many votes can I cast?
     You are entitled to one vote for each share of Group 1 common stock you owned at 5:00 p.m., central time, on March 25, 2008, on all matters presented at the meeting.

What is the difference between a stockholder of record and a “street name” holder?
     Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.
•	Stockholder of Record. If your shares are registered directly in your name with Mellon Investor Services, LLC, our transfer agent, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the annual meeting.
•	Street Name Stockholder. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtained a signed proxy from the record holder giving you the right to vote the shares.
How do I vote my shares?
     Stockholders of Record: Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:
•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 21, 2008.
•	In Person. You may vote in person at the annual meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.
•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on May 21, 2008.
•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
     Street Name Stockholders: Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:
•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
•	By Methods Listed on Proxy Card. Please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the proxy card or other information provided by the record holder.
•	In Person with a Proxy from the Record Holder. You may vote in person at the annual meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Can I revoke my proxy?
     Yes. If you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:
•	submitting written notice of revocation to Darryl M. Burman, Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024 no later than May 21, 2008;
•	submitting another proxy with new voting instructions by telephone or the Internet voting system; or
•	attending the meeting and voting your shares in person.
     If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.
What is the effect of broker non-votes and abstentions and what vote is required to approve each proposal?
     If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange. There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For Items 1 (Election of Directors) and 2 (Ratification of the Appointment of Ernst & Young LLP) to be voted on at the annual meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.
     Abstentions occur when stockholders are present at the annual meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.
•	Item 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of our common stock, present in person or represented by proxy at the meeting and entitled to vote on the proposal. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director.
•	Item 2 (Ratification of the Appointment of Ernst & Young LLP): Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the annual meeting with respect to the proposal. Abstentions and broker non-votes will not have an impact on the outcome of the vote or the proposal.
     Our Board of Directors has appointed Earl J. Hesterberg, our President and Chief Executive Officer, and John C. Rickel, our Senior Vice President and Chief Financial Officer, as the management proxy holders for the annual meeting. If you are a stockholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or Internet, as applicable. For stockholders who have their shares voted by duly submitting a proxy by mail, telephone or Internet, the management proxy holders will vote all shares represented by such valid proxies as our Board of Directors recommends, unless a stockholder appropriately specifies otherwise.

     Our Board of Directors recommends a vote:
•	FOR each of the nominees for director set forth on page 15; and
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.
What is a quorum?
     A quorum is the presence at the annual meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock as of the record date. There must be a quorum for the annual meeting to be held. If a quorum is not present, the meeting may be adjourned from time to time until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at the annual meeting.
Who will bear the cost of soliciting votes for the annual meeting?
     We will bear all expenses of soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Group 1 may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged Broadridge Financial Solutions to tabulate the votes and to serve as inspector of election at the annual meeting for a fee of approximately $10,000.
May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?
     You may submit proposals for consideration at future stockholder meetings, including director nominations. Please read “Stockholder Proposals for 2009 Annual Meeting” for information regarding the submission of stockholder proposals and director nominations for consideration at next year’s annual meeting.
CORPORATE GOVERNANCE
     We are committed to good corporate governance. Our Board of Directors has adopted several governance documents to guide the operation and direction of our Board of Directors and its committees, which include our Corporate Governance Guidelines, Code of Ethics, Code of Conduct and charters for the Audit Committee, Compensation Committee, Nominating/Governance Committee and Finance/Risk Management Committee. Each of these documents is available on our website at www.group1auto.com and stockholders may obtain a printed copy, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
Corporate Governance Guidelines
     Our Board of Directors has adopted Corporate Governance Guidelines. Among other matters, the Guidelines include the following:
     Director Qualification Standards
•	The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board of Directors. This assessment includes members’ qualification as independent, as well as consideration of diversity, age, skill and experience in the context of the needs of our Board of Directors.
•	The number of directors that constitutes our Board of Directors will be between three and nine. Our Board of Directors believes that a smaller board generally functions more effectively than a large board as smaller boards generally promote greater participation by each board member, more effective and efficient decision making and greater individual accountability.
•	No director may serve on more than four other public company boards.
     Director Responsibilities
•	The basic responsibility of each director is to exercise his or her business judgment to act in what he or she reasonably believes to be in our best interest and the best interest of our stockholders.
•	Directors are expected to attend meetings of our Board of Directors and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to discharge their responsibilities properly.
•	Directors are encouraged to attend the annual meeting of stockholders.
     Director Access to Management and Independent Advisors
•	Our Board of Directors and each committee of the Board has the power to hire independent legal, financial or other advisors as they may deem necessary.
•	Our Board of Directors has full and free access to our officers and employees and welcomes regular attendance by our senior officers at each meeting of our Board of Directors.
     Chief Executive Officer Evaluation and Management Succession
•	The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives and sets the compensation of the Chief Executive Officer based on this evaluation.
•	The Nominating/Governance Committee meets annually on succession planning.
     Annual Performance Evaluation, Director Orientation and Continuing Education
•	Our Board of Directors conducts an annual self-evaluation of itself and its committees.
•	All new directors must participate in an orientation program.
•	Our Board of Directors periodically allocates meeting time to receive information and updates on corporate governance issues, director best practices and legal and regulatory changes.
Code of Ethics for Chief Executive Officer, Chief Financial Officer, Controller and Certain Other Officers
     Our Board of Directors has adopted a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer, our Controller and all other financial and accounting officers. Any change to, or waiver from, the Code of Ethics will be disclosed on our website within five business days after such change or waiver. Among other matters, the Code of Ethics requires each of these officers to:
•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest in personal and professional relations;
•	avoid conflicts of interest and disclose any material transactions or relationships that reasonably could be expected to give rise to a conflict of interest;

•	work to ensure that we fully, fairly and accurately disclose information in a timely and understandable manner in all reports and documents that we file with the Securities and Exchange Commission (“SEC”) and in other public communications made by us;
•	comply with applicable governmental laws, rules and regulations; and
•	report any violations of the Code of Ethics to the Chief Executive Officer and the Chairman of the Audit Committee.
Code of Conduct
     Our Board of Directors has adopted a Code of Conduct, which sets forth the standards of behavior expected of each of our employees, directors and agents. Among other matters, this Code of Conduct is designed to deter wrongdoing and to promote:
•	honest and ethical dealing with each other, with our clients and vendors, and with all other third parties;
•	respect for the rights of fellow employees and all third parties;
•	equal opportunity, regardless of age, race, sex, sexual orientation, color, creed, religion, national origin, marital status, veteran status, handicap or disability;
•	fair dealing with employees and all other third parties with whom we conduct business;
•	avoidance of conflicts of interest;
•	compliance with all applicable laws and regulations;
•	the safeguarding of our assets; and
•	the reporting of any violations of the Code of Conduct to the appropriate officers.
INFORMATION ABOUT OUR
BOARD OF DIRECTORS AND COMMITTEES
     Our Board of Directors held 10 meetings and took two actions by unanimous written consent during 2007. During the year, our directors attended an average of 99% of the meetings of our Board of Directors and of the committees on which they served. Under our Corporate Governance Guidelines, our directors are encouraged to attend the annual meeting of our stockholders. Six of our directors attended our 2007 annual meeting of stockholders.
     Our Board of Directors and each of its committees annually conduct a self-evaluation to assess, and identify opportunities to improve, its performance. The Nominating/Governance Committee leads our Board of Directors in its annual self-evaluation.
Independence of the Members of our Board of Directors
     Our Board of Directors has affirmatively determined that no member of our Board of Directors, other than Mr. Hesterberg (our President and Chief Executive Officer), has a material relationship with Group 1 and therefore, is “independent” as that term is defined in the New York Stock Exchange’s listing standards.
     We have in the past, and may, in the future, make donations to various charitable organizations. From time to time, some of our directors, officers and employees have been, and in the future may be, affiliated with such charities. Our Board of Directors has determined that any such affiliations did not impact the independence of our directors.

Executive Sessions of our Board of Directors
     The independent directors meet in executive session at each regularly scheduled meeting of our Board of Directors. In addition, the non-management directors meet in executive session at least annually, but typically at each regularly scheduled meeting of our Board of Directors. Mr. Adams, our non-executive Chairman of the Board, presides over these meetings and is responsible for preparing an agenda for the meetings of the independent directors and the non-management directors in executive session.
Committees of our Board of Directors
     Our Board of Directors has established four standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating/Governance Committee and the Finance/Risk Management Committee. The following chart reflects the current membership of each committee:

			Nominating/	Finance/
	Audit	Compensation	Governance	Risk Management
Name	Committee	Committee	Committee	Committee
John L. Adams	*	*	*	*
Earl J. Hesterberg				*
Louis E. Lataif	*	*	**
Stephen D. Quinn	*		*	**
Beryl Raff		*	*
J. Terry Strange	**	*		*
Max P. Watson, Jr.		**	*	*

*	Member

**	Chairman
     Each of the committee charters are available on our website at www.group1auto.com and stockholders may obtain printed copies, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
Audit Committee
     Our Audit Committee functions in an oversight role and has the following purposes pursuant to its charter:
•	oversee the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;
•	oversee our compliance with legal and regulatory requirements;
•	oversee the qualifications, performance and independence of our independent registered public accounting firm;
•	oversee the performance of our internal audit function;
•	oversee our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and Board of Directors have established;
•	provide an open avenue of communication among our independent registered public accounting firm, financial and senior management, the internal auditing department, and our Board of Directors, always emphasizing that the independent registered public accounting firm is accountable to the Audit Committee; and
•	perform such other functions as our Board of Directors may assign to the Audit Committee from time to time.

     In connection with these purposes, the Audit Committee annually selects, engages and evaluates the performance and on-going qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements, and confirms the independence of our independent registered public accounting firm. The Audit Committee also meets with our management and independent registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and our significant policies. While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate, or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.
     During 2007, the Audit Committee met nine times and consisted of Mr. Strange (Chairman), Mr. Adams, Mr. Lataif and Mr. Quinn. Mr. Strange also serves on the Audit Committees of New Jersey Resources Corporation, Newfield Exploration Company and BearingPoint, Inc. Our Board of Directors has determined that Mr. Strange’s simultaneous service on these other Audit Committees and our Audit Committee will not impair his ability to serve effectively on our Audit Committee.
     All members of the Audit Committee are independent as that term is defined in the New York Stock Exchange’s listing standards and by Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Strange has the necessary accounting and financial expertise to serve as Chairman. Our Board of Directors has also determined that Mr. Strange is an “audit committee financial expert” following a determination that Mr. Strange met the criteria for such designation under the SEC’s rules and regulations.
     The Report of the Audit Committee is set forth on page 45 of this proxy statement.
Compensation Committee
     Pursuant to its charter, the purposes of our Compensation Committee are to:
•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate our corporate officers;
•	review and discuss with our management the Compensation Discussion and Analysis to be included in our proxy statement for the annual meeting of stockholders and to determine whether to recommend to our Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;
•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;
•	otherwise discharge our Board of Directors’ responsibility relating to compensation of our corporate officers; and
•	perform such other functions as our Board of Directors may assign to the Compensation Committee from time to time.
     In connection with these purposes, our Board of Directors has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our corporate officers. The Compensation Committee reviews and approves the compensation of our corporate officers and makes appropriate adjustments based on company performance, achievement of predetermined goals and changes in an officer’s duties and responsibilities. The Compensation Committee makes all executive compensation decisions, approves all employment agreements related to the executive team and approves recommendations regarding equity awards for all employees.
     In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board of Directors, (2) in accordance with the Compensation Committee’s agenda, which is reviewed by the Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officer or Vice President of Human Resources or (4) by the Compensation Committee’s outside compensation consultant.
     The Compensation Committee works with the management team, our Chief Executive Officer and our Vice President of Human Resources to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:
•	preparing materials in advance of Compensation Committee meetings for review by the Compensation Committee members;
•	evaluating employee performance;
•	establishing our business goals; and
•	recommending the compensation arrangements and components for our employees.
     Our Chief Executive Officer is instrumental to this process. Specifically, the Chief Executive Officer assists the Compensation Committee by:
•	evaluating corporate officer performance;
•	providing background information regarding our business goals; and
•	recommending compensation arrangements and components for our corporate officers (other than himself).
     In addition, our Vice President of Human Resources is involved in the executive compensation process by:
•	providing the necessary compensation information to, and acting as our liaison with, our compensation consultant;
•	updating and modifying compensation plan policies, guidelines and materials, as needed; and
•	providing recommendations to the Compensation Committee and our Chief Executive Officer regarding compensation structure, awards and plan design changes.
     Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our corporate officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms. During 2007, the Compensation Committee engaged the services of Pearl Meyer & Partners, a consulting firm experienced in executive compensation that has access to national compensation surveys and our compensation information, to assist it in evaluating executive compensation matters. Specifically, the Compensation Committee requested Pearl Meyer & Partners to provide information, insights and advice regarding our compensation philosophy, objectives and strategy, selection of peer companies for competitive analyses, methodology for valuing long-term incentives and total direct compensation. In addition, Pearl Meyer & Partners reviews briefing materials prepared by management and advises the Compensation Committee on the matters included in the materials, including the consistency of proposals with the Compensation Committee’s compensation philosophy and comparisons to programs at other companies. At the request of the Compensation Committee, Pearl Meyer & Partners also prepares its own analysis of compensation matters including positioning of programs in the competitive market and the design of plans consistent with the Compensation Committee’s compensation philosophy. Finally, Pearl Meyer & Partners provides an analysis of non-employee director compensation for use by the Nominating/Governance Committee.

     Together with management, Pearl Meyer & Partners and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination, with the exception of compensation matters relating to our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee reviews and discusses the particular compensation matter (together with our management, Pearl Meyer & Partners and any counsel or other advisors deemed appropriate) and formulates a recommendation. The Compensation Committee’s Chairman then generally reports the Compensation Committee’s recommendation for approval by the full Board of Directors or, in certain cases, by the independent directors.
     To the extent permitted by applicable law, the Compensation Committee may delegate some or all of its authority to subcommittees as it deems appropriate.
     All members of the Compensation Committee are independent as that term is defined in the New York Stock Exchange’s listing standards. The Compensation Committee, consisting of Mr. Watson (Chairman), Mr. Adams, Mr. Lataif, Ms. Raff and Mr. Strange, held seven meetings during 2007.
     The Report of the Compensation Committee is set forth on page 42 of this proxy statement.
Nominating/Governance Committee
     Pursuant to its charter, the purposes of our Nominating/Governance Committee are to:
•	assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors and recommend director nominees to our Board of Directors for election at the annual meetings of stockholders or for appointment to fill vacancies;
•	recommend director nominees to our Board of Directors for each of its committees;
•	advise our Board of Directors about the appropriate composition of our Board of Directors and its committees;
•	advise our Board of Directors about and recommend to our Board of Directors appropriate corporate governance practices and assist our Board of Directors in implementing those practices;
•	lead our Board of Directors in its annual review of the performance of our Board of Directors and its committees;
•	direct all matters relating to the succession of our Chief Executive Officer;
•	review and make recommendations to our Board of Directors with respect to the form and amount of director compensation; and
•	perform such other functions as our Board of Directors may assign to the Nominating/Governance Committee from time to time.
     In connection with these purposes, the Nominating/Governance Committee actively seeks individuals qualified to become members of our Board of Directors, seeks to implement the independence standards required by law, applicable listing standards, our Restated Certificate of Incorporation and Amended and Restated Bylaws, and our Corporate Governance Guidelines, and identifies the qualities and characteristics necessary for an effective Chief Executive Officer.
     The Nominating/Governance Committee is responsible for establishing criteria for selecting new directors and actively seeking individuals to become directors for recommendation to our Board of Directors. In considering candidates for our Board of Directors, the Nominating/Governance Committee will consider the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating/Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board of Directors may vary in light of its composition and the Nominating/Governance Committee’s perceptions about future issues and needs. However, while the Nominating/Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating/Governance Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board of Directors, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise, and have high moral character.
     The Nominating/Governance Committee may consider candidates for our Board of Directors from any reasonable source, including from a search firm engaged by the Nominating/Governance Committee or stockholder recommendations, provided that the procedures set forth below are followed. The Nominating/Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating/Governance Committee may consider previous experience as a member of our Board of Directors. Any invitation to join our Board of Directors must be extended by our Board of Directors as a whole, by the Chairman of the Nominating/Governance Committee and by the Chairman of the Board.
     Stockholders or a group of stockholders may recommend potential candidates for consideration by the Nominating/Governance Committee by sending a written request to our Corporate Secretary at our principal executive offices, 800 Gessner, Suite 500, Houston, Texas 77024 at least 70 days but not more than 90 days prior to the anniversary date of the preceding year’s annual meeting. For additional information, see “Stockholder Proposals for 2009 Annual Meeting.”
     The stockholder recommendation procedures described above do not preclude a stockholder of record from making nominations of directors or making proposals at any annual stockholder meeting; provided that they comply with the requirements described in the section entitled “Stockholder Proposals for 2009 Annual Meeting.”
     In addition, our Board of Directors has entrusted the Nominating/Governance Committee with the responsibility for establishing, implementing and monitoring the compensation for our directors. The Nominating/Governance Committee establishes, reviews and approves the compensation of our directors and makes appropriate adjustments based on company performance, duties and responsibilities and competitive environment. The Nominating/Governance Committee’s primary objectives in establishing and implementing director compensation are to:
•	ensure the ability to attract, motivate and retain the talent necessary to provide qualified Board leadership; and
•	use the appropriate mix of long-term and short-term compensation to ensure high Board/committee performance.
     In 2007, the Nominating/Governance Committee reviewed the compensation of our Board of Directors and determined that no changes would be made for 2008, with the exception of an increase in the annual retainer for the Chairman of the Audit Committee.
     All members of the Nominating/Governance Committee are independent as that term is defined in the New York Stock Exchange’s listing standards. The Nominating/Governance Committee, consisting of Mr. Lataif (Chairman), Mr. Adams, Mr. Quinn, Ms. Raff and Mr. Watson, held six meetings during fiscal year 2007.
Finance/Risk Management Committee
     Pursuant to its charter, the purposes of our Finance/Risk Management Committee are to:
•	review, oversee and report to our Board of Directors regarding our financial status and capital structure, debt and equity financings, cash management and other banking activities, compliance with covenants of material debt instruments, investor/stockholder relations, relationships with various financial constituents, securities repurchase activities and dividend policy, and authorize transactions within limits prescribed by our Board of Directors;
•	review and assess risk exposure and insurance related to our operations and authorize transactions within limits prescribed by our Board of Directors; and

•	review capital expenditures and other capital spending plans, including significant acquisitions and dispositions of business or assets, and authorize transactions within limits prescribed by our Board of Directors.
     In connection with these purposes, the Finance/Risk Management Committee reviews periodically our financial status and capital structure and can authorize finance-related activities within limits prescribed by our Board of Directors. The Finance/Risk Management Committee also consults with management on matters that could have a significant financial impact on us and reviews our financial policies and procedures, its compliance with material debt instruments and its significant banking relationships. In addition, the Finance/Risk Management Committee reviews and assesses periodically our risk exposure and plans and strategies for insurance programs, and authorizes risk management-related activities within limits prescribed by our Board of Directors. The Finance/Risk Management Committee also provides direction for the assessment of future capital spending and acquisition opportunities and reviews capital expenditure plans, including significant acquisitions and dispositions of businesses and assets and other specific capital projects.
     The Finance/Risk Management Committee, consisting of Mr. Quinn (Chairman), Mr. Adams, Mr. Hesterberg, Mr. Strange and Mr. Watson, held five meetings during fiscal year 2007.
Stock Ownership Guidelines
     In November 2004, our Board of Directors approved certain stock ownership guidelines for our non-employee directors. Under the guidelines, each director is required to maintain ownership of a minimum of 3,000 shares of our common stock. The minimum ownership is required to be achieved within three years of election to our Board of Directors or, in the case of our current directors, by November 2007, with the exception of Ms. Raff. Ms. Raff, who was elected to our Board of Directors in June 2007, must achieve ownership of 3,000 shares of our common stock by June 2010. Restricted stock or phantom stock units granted to our directors as part of their annual retainer will count toward such minimum ownership requirement without regard to the vesting or other liquidity provisions related thereto.
Communications with Directors
     Our Board of Directors welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board of Directors, to any committee of our Board of Directors, to the non-executive Chairman of the Board (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:
c/o Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, Texas 77024
     Any correspondence addressed to our Board of Directors, to any committee of our Board of Directors, to the non-executive Chairman of the Board, or to any one of the directors in care of our offices is required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     John L. Adams, Louis E. Lataif, Beryl Raff, J. Terry Strange and Max P. Watson, Jr. served on the Compensation Committee in fiscal year 2007. None of the directors who served on the Compensation Committee in fiscal year 2007 has ever served as one of our officers or employees. During fiscal year 2007, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS
Transactions
     Set forth below is a description of certain transactions entered into between our company and our executive officers, directors and 5% stockholders.
     We generally seek to enter into lease agreements permitting us to maintain control of the leased facilities for up to 30 years. The lease agreements are typically nonrenewable at our option at various times during the lease term. We lease our facilities at what are believed to be market terms. Pursuant to the terms of the lease agreements, we are generally required to pay all applicable property taxes, maintain adequate insurance and, if necessary, perform certain repairs as provided in the leases. In the event of loss, we may be required to use our insurance proceeds to repair or replace the leased buildings.
     We have some lease agreements in Oklahoma with Robert E. Howard II, a former member of our Board of Directors. Mr. Howard resigned as a member of our Board of Directors during 2007. During 2007, we made total lease payments of $4,382,606 to Mr. Howard pursuant to leases that are described in more detail below.
     North Broadway Real Estate, an Oklahoma limited liability company owned 50% by Mr. Howard and 50% by an unrelated third party leases to us the real estate and facilities of one of our collision repair centers in Edmond, Oklahoma. This lease provides for a monthly rental rate of $14,849 and expires on March 31, 2012.
     REHCO East, L.L.C., an Oklahoma limited liability company owned 90% by Mr. Howard and 10% by an unrelated third party, leases to us the property used by South Pointe Chevrolet, an automobile dealership in Tulsa, Oklahoma. The lease relating to this property provides for monthly rental payments of $90,000 and expires on December 31, 2032. We can terminate this lease on December 31, 2017, December 31, 2022 and December 31, 2027, with six months prior written notification.
     Bob Howard Pontiac-GMC, one of our subsidiaries, leases two properties owned by Mr. Howard and used by Bob Howard Pontiac-GMC and Bob Howard Dodge Chrysler Jeep as automobile dealerships in Oklahoma City, Oklahoma. These leases provide for monthly rental payments of $91,185 and expire on December 31, 2027. We can terminate these leases on December 31, 2012, December 31, 2017 and December 31, 2022, with six months prior written notification.
     Bob Howard Chevrolet, one of our subsidiaries, leases property owned by Mr. Howard and used by Bob Howard Chevrolet as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $51,507 and expires on December 31, 2027. We can terminate this lease on December 31, 2012, December 31, 2017 and December 31, 2022 with six months prior written notification.
     Bob Howard Honda Acura, one of our subsidiaries, leases property owned by Mr. Howard and used by Bob Howard Honda Acura as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for monthly rental payments of $44,376 and expires on December 31, 2027. We can terminate this lease on December 31, 2017 and December 31, 2022, with six months prior written notification.
     Bob Howard Toyota, one of our subsidiaries, leased property owned by Mr. Howard and used by Bob Howard Toyota as an automobile dealership in Oklahoma City, Oklahoma. During 2007, Bob Howard Toyota assigned the lease to Bob Howard Nissan, one of our subsidiaries, under the same terms and conditions. The lease relating to this property provides for monthly rental payments of $35,577 and expires on December 31, 2027. We can terminate this lease on December 31, 2012, December 31, 2017 and December 31, 2022, with six months prior written notification.
     In July 2007, Bob Howard Toyota relocated to a new facility in Oklahoma City, Oklahoma. The lease for Bob Howard Toyota is with REHCO, LLC, an Oklahoma limited liability company, owned by Mr. Howard. The lease relating to the dealership location provided for monthly rental payments of $20,265 during the construction period. After relocation, the monthly payments increased to $72,641. The lease expires on July 31, 2037. We can terminate this lease on July 31, 2022, July 31, 2027 and July 31, 2032, with six months prior written notification.

Policies and Procedures
     We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our General Counsel’s office is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under the SEC’s rules, transactions that are determined to be directly or indirectly material to us or a related person are filed with the SEC when required, and disclosed in our proxy statement.
     Our Code of Conduct prohibits all conflicts of interest. Under the Code of Conduct, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of our company. Our prohibition on conflicts of interest under the Code of Conduct includes related person transactions.
     We have multiple processes for reporting conflicts of interests, including related person transactions. Under the Code of Conduct, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors and all related person transactions involving our regional or market executives must be communicated in writing as part of their quarterly representation letter. This information is then reviewed by our Audit Committee, our Board of Directors or our independent registered public accounting firm, as deemed necessary, and discussed with management. As part of this review, the following factors are generally considered:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company;

•	whether the transaction might affect the status of a director as independent under the independence standards of the New York Stock Exchange; and

•	any other matters deemed appropriate with respect to the particular transaction.
     Ultimately, all such transactions must be approved or ratified by our Board of Directors. Any member of our Board of Directors who is a related person with respect to a transaction is recused from the review of the transaction.
     In addition, our legal staff annually distributes a questionnaire to our executive officers and members of our Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct. At the completion of the annual audit, our Audit Committee and the independent registered public accounting firm review with management, insider and related person transactions and potential conflicts of interest. In addition, our internal audit function has processes in place, under its written procedure policies, to identify related person transactions and potential conflicts of interest and report them to senior management and the Audit Committee.
     We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, our Corporate Governance Guidelines require that our Board of Directors assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information about our Board of Directors and Committees — Independence of the Members of our Board of Directors.”

ITEMS TO BE VOTED ON BY STOCKHOLDERS
ITEM 1 — ELECTION OF DIRECTORS
     Our Restated Certificate of Incorporation provides for a classified Board of Directors. The directors are divided into three classes, with each class serving for a period of three years. As a result, the stockholders elect approximately one-third of the members of our Board of Directors annually. Based on recommendations from the Nominating/Governance Committee, our Board of Directors has nominated Louis E. Lataif and Stephen D. Quinn for re-election as Class III directors to serve until the 2011 Annual Meeting and until their successors have been elected and qualified, or until their earlier resignation or removal. Each nominee is currently a director, and both nominees were previously elected to our Board of Directors by the stockholders. Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. The term for our Class I directors expires in 2009, and the term for our Class II directors expires in 2010.
     Stockholders may not cumulate their votes in the election of our directors. We have no reason to believe that the nominees will be unable or unwilling to serve if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board of Directors, or the Board of Directors may reduce its size.
     The following table sets forth certain information, as of the date of this proxy statement, regarding our director nominees and other directors.

		Director
	Position and Offices with Group 1	Since	Age
Class III Director Nominees
Louis E. Lataif	Director	2002	69
Stephen D. Quinn	Director	2002	52

Class I Directors
Earl J. Hesterberg	Director, President and Chief Executive Officer	2005	54
Beryl Raff	Director	2007	57

Class II Directors
John L. Adams	Director, Chairman of the Board	1999	63
J. Terry Strange	Director	2003	64
Max P. Watson, Jr.	Director	2001	62
BOARD OF DIRECTORS
Nominees for Election to Term Expiring 2011 (Class III Directors)
     Louis E. Lataif
     Mr. Lataif has served as one of our directors since August 2002. He has served as Dean of the School of Management at Boston University since 1991 following a distinguished 27-year career with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts. While at Ford, he was named General Manager of Ford Division and elected a corporate Vice President, then Ford’s youngest officer, and served as President, Ford of Europe from l988 to l991. Mr. Lataif serves on the Boards of Directors of Magna International Inc., a global automotive supplier, and Abiomed, Inc., a manufacturer and marketer of heart assist and replacement systems. He is also a member of the Board of Directors of Interaudi Bank and a member of the Board of Trustees of the Iacocca Foundation.

     Stephen D. Quinn
     Mr. Quinn has served as one of our directors since May 2002. Mr. Quinn joined Goldman, Sachs & Co., a full-service global investment banking and securities firm, in August 1981 where he specialized in corporate finance. From 1990 until his retirement in 2001, Mr. Quinn served as a General Partner and Managing Director of Goldman, Sachs & Co. Mr. Quinn also serves on the Board of Directors, the Audit Committee and the Credit Committee of Zions Bancorporation.
Class I Directors
     Earl J. Hesterberg
     Mr. Hesterberg has served as our President and Chief Executive Officer and as a director since April 2005. Prior to joining us, Mr. Hesterberg had served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts, since October 2004. From July 1999 to September 2004, he served as Vice President, Marketing, Sales and Service for Ford of Europe. Mr. Hesterberg has also served as President and Chief Executive Officer of Gulf States Toyota, an independent national distributor of new Toyota vehicles, parts and accessories, and held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe. Mr. Hesterberg also serves on the Board of Directors of the Greater Houston Partnership, a local non-profit organization dedicated to building regional economic prosperity.
     Beryl Raff
     Ms. Raff has served as one of our directors since June 2007. Ms. Raff has served as Executive Vice President-general merchandising manager since 2005, and from 2001 through 2005, as Senior Vice President, for the fine jewelry division of J.C. Penney Company, Inc., a holding company for J.C. Penney Corporation, Inc., a leading retailer of apparel and home furnishings. Ms. Raff serves on the Board of Directors, the Corporate Governance Committee and as the Chairman of the Compensation Committee of Jo-Ann Stores, Inc., a leading national specialty retailer of crafting, decorating, and sewing products, and on the Advisory Board of Jewelers Circular Keystone, a leading trade publication and industry authority. Ms. Raff also serves on the Board of Directors of Dallas Summer Musicals, a not-for-profit theater company.
Class II Directors
     John L. Adams
     Mr. Adams has served as non-executive Chairman of the Board since April 2005 and as one of our directors since November 1999. Mr. Adams served as Executive Vice President of Trinity Industries, Inc., one of North America’s largest manufacturers of transportation, construction and industrial products, from January 1999 through June 2005. He served as Vice Chairman of Trinity Industries from July 2005 through March 2007. Before joining Trinity Industries, Mr. Adams spent 25 years in various positions with Texas Commerce Bank N.A. and its successor, Chase Bank of Texas, National Association. From 1997 to 1998, Mr. Adams was Chairman, President and Chief Executive Officer of Chase Bank of Texas. Mr. Adams serves on the Board of Directors of Trinity Industries, Inc. Mr. Adams also serves as Chairman of the Board of Directors of the Children’s Medical Center of Dallas, as a Southwest Region Trustee for the Boys & Girls Clubs of America and on the University of Texas Chancellor’s Council and Business School Advisory Board.
     J. Terry Strange
     Mr. Strange has served as one of our directors since October 2003. In 2002, Mr. Strange retired from KPMG, LLP, an independent accounting firm, where he served from 1996 to 2002 as Vice Chairman, Managing Partner of U.S. Audit Practice and head of KPMG’s internal risk management program. From 1998 to 2002, Mr. Strange served as Global Managing Partner of Audit Business and a member of KPMG’s International Executive Committee. During his 34-year career at KPMG, his work included interaction with the Financial Accounting Standards Board and the SEC, testifying before both bodies on issues impacting the auditing profession and SEC registrants. Mr. Strange serves on the Boards of Directors and the Audit Committees of New Jersey Resources Corporation, a retail and wholesale energy service provider, Newfield Exploration Company, an oil and gas exploration and production company and BearingPoint, Inc., a business consulting, systems integration and managed services firm.

     Max P. Watson, Jr.
     Mr. Watson has served as one of our directors since May 2001. Mr. Watson served as President and Chief Executive Officer of BMC Software, Inc., a leading provider of enterprise management solutions, from April 1990 to January 2001. He served as Chairman of the Board of Directors of BMC from January 1992 to April 2001. Mr. Watson is Chairman of the Board of Trustees of Texas Children’s Hospital.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
ITEM 2 — RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our stockholders are being asked to ratify our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so. It is also expected that such representative will be available to respond to appropriate questions from stockholders.
     The ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires our receiving the affirmative vote of the holders of a majority of our common stock cast with respect to the proposal. Although ratification is not required by our Amended or Restated Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.
STOCK OWNERSHIP INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
     Our executive officers, directors and any person who owns more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports regarding their ownership of our stock. To our knowledge, based solely on a review of the copies of these reports furnished to us and written representations from these individuals that no other reports were required, during the year ended December 31, 2007, all filing requirements were met.

Security Ownership of Certain Beneficial Owners and Management
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors, our Named Executive Officers, our current directors and executive officers as a group, and any stockholders with over 5% of our common stock. Except as otherwise indicated, all information is as of March 25, 2008.

				Percent
	Aggregate Number		Acquirable within	of Class
Name and Address of Beneficial Owner (1)	of Shares Owned (2)		60 Days (3)	Outstanding (4)
Earl J. Hesterberg	216,208		—	*
John C. Rickel	71,529		—	*
Randy L. Callison	67,082		12,400	*
Darryl M. Burman	21,157		—	*
John L. Adams	57,568		—	*
Louis E. Lataif	8,568		—	*
Stephen D. Quinn	11,568		10,000	*
Beryl Raff	4,988		—	*
J. Terry Strange	8,568		10,000	*
Max P. Watson, Jr.	18,568		16,000	*
Anchorage Capital Master Offshore, Ltd.	1,969,100	(5)	—	8.5
610 Broadway, 6th Floor
New York, NY 10012
Dimensional Fund Advisors LP	1,742,995	(6)	—	7.5
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
First Pacific Advisors, LLC	1,481,600	(7)	—	6.4
11400 West Olympic Blvd, Suite 1200
Los Angeles, CA 90064
FMR LLC	2,668,171	(8)	—	11.5
82 Devonshire Street
Boston, MA 02109
All directors and executive officers as a group (10 persons)	485,804		48,400	2.3%

*	Represents less than 1% of the outstanding common stock

(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024.

(2)	Reflects the number of shares beneficially held by the named person as of March 25, 2008.

(3)	Reflects the number of shares that could be purchased upon the exercise of options held by the named person as of March 25, 2008, or within 60 days after March 25, 2008, under our stock option plan.

(4)	Based on total shares outstanding of 23,143,854 at March 25, 2008. Based on the number of shares owned and acquirable within 60 days at March 25, 2008, with the exception of the amounts reported in filings on Schedule 13G, which amounts are based on holdings as of December 31, 2007, or as otherwise disclosed in such filings.

(5)	As reported on Schedule 13G dated as of January 4, 2008, and filed with the SEC on January 14, 2008, for shares held for the account of Anchorage Capital Master Offshore, Ltd. (“Offshore”). Anchorage Advisors, L.L.C. (“Advisors”) is the investment advisor to Offshore. Anchorage Advisors Management L.L.C. (“Management”) is the sole managing member of Advisors. Mr. Anthony L. Davis (“Davis”) is the President of Advisors and a managing member of Management and Mr. Kevin M. Ulrich (“Ulrich”) is the CEO of Advisors and the other managing member of Management. Offshore, Advisors, Management, Davis and Ulrich, collectively are the Reporting Persons and each may be deemed beneficial owner, with sole voting and dispositive power of 1,969,100 shares.

(6)	Dimensional Fund Advisors LP (“Dimensional”) serves as investment manager to certain other commingled group trusts and separate accounts. All securities reported are owned by advisory clients of Dimensional, not one of which, to the knowledge of Dimensional, owns more than 5% of the class. In its role as investment advisor or manager, Dimensional has sole voting and dispositive power as to 1,742,995 shares. Dimensional disclaims beneficial ownership of all such shares, as reported on Amendment No. 3 to Schedule 13G dated as of December 31, 2007 and filed with the SEC on February 6, 2008.

(7)	First Pacific Advisors, LLC (“FPA”), in its capacity as investment adviser to its various clients, may be deemed to be the beneficial owner of 1,481,600 shares owned by such clients, as in its capacity as investment adviser it has shared power to dispose or direct the disposition of 610,900 shares, and shared power to vote the 1,481,600 shares of the issuer owned by its clients. Robert L. Rodriguez is a part-owner of FPA and a Managing Member. As a controlling person of FPA, he may be deemed to beneficially own 1,481,600 shares of the issuer owned by FPA’s clients. J. Richard Atwood is a part-owner of FPA and a Managing Member. As a controlling person of FPA he may be deemed to beneficially own 1,481,600 shares of the issuer owned by FPA’s clients. Pursuant to Rule 13d-4 of the Exchange Act, Messrs. Rodriguez and Atwood disclaim beneficial ownership of the securities owned by FPA’s clients, as reported on Schedule 13G as of December 31, 2007 and filed with the SEC on February 12, 2008.

(8)	As reported on Amendment No. 1 to Schedule 13G dated as of December 31, 2007 and filed with the SEC on February 14, 2008, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC (“FMR”) and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,668,171 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Value Fund (“FVF”), amounted to 1,549,900 shares. FVF has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 2,668,171 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
EQUITY COMPENSATION PLAN INFORMATION
     The following table sets forth certain information regarding our equity compensation plans as of December 31, 2007.

Number of
securities
remaining
available for
	Number of		future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation
	exercise of	exercise price of	plans (excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in
	and rights	and rights	Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders	211,774	$28.33	2,584,930	*
Equity compensation plans not approved by security holders	—	—	—

Total	211,774	$28.33	2,584,930

*	Includes 489,396 shares available under the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan.

EXECUTIVE OFFICERS
     Except as described under the heading “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards” below, our executive officers serve at the pleasure of our Board of Directors. The following table sets forth certain information as of the date of this proxy statement regarding our Named Executive Officers:

Name	Age	Position
Earl J. Hesterberg	54	President and Chief Executive Officer
John C. Rickel	46	Senior Vice President and Chief Financial Officer
Randy L. Callison	54	Senior Vice President, Operations & Corporate Development
Darryl M. Burman	49	Vice President, General Counsel & Corporate Secretary
     Earl J. Hesterberg
     Mr. Hesterberg’s biographical information may be found on page 16 of this proxy statement.
     John C. Rickel
     Mr. Rickel was appointed Senior Vice President and Chief Financial Officer in December 2005. From 1984 until joining Group 1, Mr. Rickel held a number of executive and managerial positions of increasing responsibility with Ford Motor Company, a global manufacturer and distributor of cars, trucks and automotive parts. He most recently served as Controller, Ford Americas, where he was responsible for the financial management of Ford’s western hemisphere automotive operations. Immediately prior to that, he was Chief Financial Officer of Ford Europe, where he oversaw all accounting, financial planning, information services, tax and investor relations activities. From 2002 to 2004, Mr. Rickel was Chairman of the Board of Directors of Ford Russia, and a member of the Board of Directors and the Audit Committee of Ford Otosan, a publicly traded automotive company located in Turkey and owned 41% by Ford.
     Randy L. Callison
     Mr. Callison has served as Senior Vice President, Operations & Corporate Development since May 2006, and as our Vice President, Operations & Corporate Development from January 2006 until May 2006. From August 1998 until January 2006, Mr. Callison served as Vice President, Corporate Development. Mr. Callison has been involved as a key member of the acquisition team and has been largely responsible for building Group 1’s dealership network since joining the company in 1997. Prior to joining Group 1, Mr. Callison served for a number of years as a general manager for a Nissan/Oldsmobile dealership and subsequently as chief financial officer for the Mossy Companies, a large Houston-based automotive retailer. Mr. Callison began his automotive career as a dealership controller after spending nine years with Arthur Andersen as a CPA in its audit practice, where his client list included Houston-area automotive dealerships.
     Darryl M. Burman
     Mr. Burman has served as Vice President, General Counsel & Corporate Secretary since December 2006. From September 2005 to December 2006, Mr. Burman was a partner and head of the corporate and securities practice in the Houston office of Epstein Becker Green Wickliff & Hall, P.C. From September 1995 until September 2005, Mr. Burman served as the head of the corporate and securities practice of Fant & Burman, L.L.P. in Houston, Texas.

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Our Executive Compensation Program
     This Compensation Discussion and Analysis (“CD&A”) reviews the compensation policies and decisions of the Compensation Committee (the “Committee”) with respect to the following individuals, who are referred to throughout this proxy statement as our “Named Executive Officers:”
•	Earl J. Hesterberg — President and Chief Executive Officer

•	John C. Rickel — Senior Vice President and Chief Financial Officer

•	Randy L. Callison — Senior Vice President, Operations & Corporate Development

•	Darryl M. Burman — Vice President, General Counsel & Corporate Secretary
     Our business strategy is to leverage one of our key strengths — the considerable talent of our people to: (i) sell new and used vehicles, (ii) arrange related financing, vehicle service and insurance contracts, (iii) provide maintenance and repair services, and (iv) sell replacement parts via an expanding network of franchised dealerships located in growing regions of the United States and in the United Kingdom, as well as acquire new dealerships in existing or new markets that provide acceptable return of investment. Our management team collectively has more than 75 years of automotive experience. Accordingly, our executive compensation program is designed to motivate and retain members of our management team, to attract qualified executives, as needed, and to execute our business strategy. Just as important as our retention objective, we attempt to align the compensation of our executive officers with the attainment of business goals that are designed to increase stockholder value. To achieve these objectives, our compensation program is made up of three key elements: (a) base salary, which is intended to recognize an individual’s regular commitment to his or her job and to provide a stable source of competitive income; (b) short-term incentive compensation earned annually and dependent upon both financial performance and business objectives; and (c) long-term incentive compensation in the form of equity-based rewards, consisting of both performance and restricted stock awards to align the interests of our executives with those of our shareholders and promote a culture of share ownership.
Role of the Compensation Committee, its Consultant and Management
     Our Board of Directors has entrusted the Committee with overall responsibility for establishing, implementing and monitoring our executive compensation program. Our Chief Executive Officer and Vice President of Human Resources also play an important role in the executive compensation process, in overseeing the performance and dynamics of the executive team and generally keeping the Committee informed. All final decisions regarding our Named Executive Officers’ compensation remain with the Committee. Company management has no involvement with the compensation decisions with respect to our Chief Executive Officer. Finally, the Committee also engaged the services of Pearl Meyer & Partners (the “consultant”), a consulting firm experienced in executive and overall compensation practices and policies as well as having access to national compensation surveys and our compensation information to help us calibrate the form and amount of executive compensation. Additional information regarding the role and authority of each of the Committee, our consultant and management in the process for determining executive compensation is provided in this proxy statement in “Information about our Board of Directors and Committees — Compensation Committee.”
Objectives of Our Executive Compensation Program
     Compensation Philosophy
     The Committee believes that the most effective executive compensation program is one designed to recruit and retain talented leadership and reward those individuals upon the achievement of their personal and departmental objectives as well as upon our company’s achievement of specific annual, long-term and strategic goals. The Compensation Committee evaluates both market competitiveness and individual and company performance to ensure that we maintain our ability to attract and retain superior employees in key positions and that overall compensation remains competitive relative to compensation paid by our peer companies. We believe that by maintaining competitive compensation and rewarding for performance we will be able to support our overall business objectives and provide our stockholders with a superior rate of return over time.
     Our strategic business focus during the fiscal year ended December 31, 2007 consisted of the following objectives:
•	focusing on revenue growth;

•	completing the transition to an operating model with greater commonality of key operating processes and systems;

•	continuing cost reduction and operating efficiency efforts; and

•	increasing ownership of our real estate holdings.
     Our Named Executive Officers’ individual or departmental goals for the fiscal year ended December 31, 2007 generally consisted of the following objectives, which provide support for our business objectives:
•	integrating new members of the management team into a highly functional unit with well-defined roles and responsibilities;

•	accelerating the redeployment of capital management resources away from underperforming dealerships to business operations with better return potential; and

•	driving the capital allocation process, which balances the mix between investments in sustainable growth and investments that maximize return to stockholders.
     Market Analysis
     Annually, at the direction of the Compensation Committee, our consultant obtains executive compensation information from us in order to compile a comprehensive review of our executive compensation program. The review compares long-term, short-term and total compensation with a selected group of peer companies (“Peer Companies”). Our consultant compares compensation data at the 25th, 50th and 75th percentiles of the market and advises us accordingly.
     While we do not think it is appropriate to establish compensation based solely on benchmarking, we believe that this practice is useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our stockholders. Second, benchmarking allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with stockholder interest.
     Our group of Peer Companies, which is periodically reviewed and updated by the Committee, currently includes all of the publicly-traded automotive consolidators and specialty retailers associated with automotive sales parts and service against whom we compete for executive talent. These companies are:
•	Advance Auto Parts, Inc.

•	Asbury Automotive Group, Inc.

•	AutoNation, Inc.

•	AutoZone, Inc.

•	CarMax, Inc.

•	Lithia Motors, Inc.

•	O’Reilly Automotive, Inc.

•	Penske Automotive Group, Inc.

•	The Pep Boys — Manny, Moe & Jack

•	Rush Enterprises, Inc.

•	Sonic Automotive, Inc.
     The Committee reviewed our list of Peer Companies in October 2007 and determined that the list did not need to be updated.
     When evaluating the compensation data and making compensation decisions, the Committee takes into consideration the variance in revenue size among the entities comprising our Peer Companies. Additionally, the Committee considers other differences between us and our Peer Companies such as corporate structure, tenure of officers, variance in scope of duties for each officer and other factors when calculating a benchmarking value. This value is used as the basis of comparison of compensation provided by us and our Peer Companies. However, any application of benchmarking data is tempered by our basic staffing philosophy, which is to remain as lean as practical. This guiding principle results in certain of our executive officers having a broad range of job responsibilities, which, at certain of our Peer Companies, may be divided among multiple executive officers. The Committee’s use of benchmarking for specific compensation components is described in more detail below.
Compensation Components
     Our corporate officers are compensated through short-term and long-term incentive compensation plans, consisting of cash and non-cash compensation. Our short-term compensation components consist of annual base salary and our annual cash incentive (bonus) plan. Our long-term incentive compensation components include our stock incentive and deferred compensation plans. In addition, our corporate officers are eligible to participate in our health and welfare, and retirement plans (401(k) Savings Plan, Employee Stock Purchase Plan and Deferred Compensation Plan), receive a vehicle allowance and/or demonstrator vehicle(s), depending on the position held, and receive perquisites and other personal benefits as described under “ — Other Benefits” below.
     Base Salary
     Design. We provide our named executive officers with an annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our named executive officers at levels that are competitive with comparable companies for the skills, experience and requirements of similar positions, using benchmarking as previously discussed, in order to attract and retain top talent. In order to achieve this goal, we generally seek to provide base salaries that fall in the 50th percentile of our Peer Companies. We feel that this range supports competitive compensation and ensures retention. In order to ensure that each officer is appropriately compensated, the Committee, when setting base salaries, considers individual performance, tenure and experience and our financial performance in addition to the compensation review of the Peer Companies. The individual base salary levels are generally reviewed each November and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, individual performance and experience and our financial performance.
     Results. In connection with the Committee’s consideration of salary levels for 2007, it was determined the target short-term cash compensation (base salary plus annual cash bonus) of our executive officers was generally below the median amounts identified in our competitive analyses of Peer Companies. Based on this information and in light of our objectives to provide competitive compensation subject to individual performance and experience, the Committee approved certain increases to the 2006 base salaries of our Named Executive Officers other than Messrs. Burman and Hesterberg.
     With respect to Mr. Callison’s base salary increase, the Committee specifically considered the dual role that Mr. Callison performs, which includes the duties of both a chief operating officer and a head of corporate development. These responsibilities are typically held by different individuals at our Peer Companies. Accordingly, Mr. Callison received a 14% increase in his 2007 base salary.

     Mr. Rickel’s 13% increase in his 2007 base salary was generally due to our desire to keep his salary competitive and to move closer to the median salary of his counterparts at our Peer Companies.
     Mr. Burman joined our company in December 2006 and accordingly, his base salary for fiscal 2007 was established through negotiations when he began employment with us and was considered appropriate to approach the desired market positioning for a general counsel. However, Mr. Burman’s base salary is below the 50th percentile because he is relatively new to his position at our company.
     Mr. Hesterberg’s base salary has not been increased since he joined us in April 2005 due to the Committee’s initial determination that Mr. Hesterberg’s base salary should be maintained at the 65% percentile of base salaries paid to his counterparts at our Peer Companies. The Committee also prefers to reward and incentivize our CEO using equity awards to further align his interests with those of our stockholders.
     After the increases in base salary, our Named Executive Officers’ 2007 base salaries, excluding Mr. Hesterberg, ranged from the 35th to 45th percentiles of our Peer Companies.
     Compensation Changes for fiscal 2008. In November 2007, the Committee reviewed the base salaries of each of our Named Executive Officers. Based on our continued desire to increase salaries nearer to the median amounts provided by our Peer Companies, effective January 1, 2008, the Committee increased the 2008 base salaries of Messrs. Burman, Callison and Rickel to $357,500 (10%), $400,000 (10%), and $450,000 (6%), respectively. After these increases, our Named Executive Officers’ base salaries, excluding Mr. Hesterberg, ranged from the 40th to 50th percentiles of our Peer Companies.
     Annual Incentive Compensation Plan
     Design. Our 2007 Incentive Compensation Plan is designed to align executive officer pay with overall company financial performance, as well as performance against strategic initiatives in the short-term. The plan rewards our Named Executive Officers based on the achievement of company and individual or departmental performance objectives. Under the plan, the Committee establishes threshold, target and maximum award payout opportunities for each Named Executive Officer as a percentage of annual base salary at certain levels of performance. The target performance level is set such that, if attained, the total cash compensation amount would match the median total cash compensation of our Peer Companies. For the Named Executive Officers, the fiscal 2007 threshold, target and maximum annual incentives were as follows:

	2007 Incentive Payout as a % of Base Salary
	Threshold	Target	Maximum
Named Executive Officer	Performance	Performance	Performance
Earl J. Hesterberg	49%	70%	100%
John C. Rickel	49%	70%	100%
Randy L. Callison	49%	70%	100%
Darryl M. Burman	29%	42%	60%
     To arrive at the 2007 payout number, 60% of the 2007 annual cash incentive award was contingent upon our attainment of certain EPS targets and 40% was subject to the achievement of individual/departmental goals. The goals are established so that attaining or exceeding the performance targets is not assured and requires significant effort by our executive officers.
     The following is a description of the 2007 performance targets under the plan:
•	EPS Performance Target. Our 2007 objective goal is based on the achievement of certain EPS targets. EPS is generally defined as our net income divided by the average number of shares outstanding during that period. This metric incentivizes our executive officers to maximize stockholder returns. We believe that establishing an EPS target is the best objective measurement as the officer is rewarded only if our stockholders are rewarded and no payments are made unless the threshold level of EPS is achieved. We use comparative data from our Peer

Companies, such as the cash component percentage of total compensation packages, in order to determine the threshold, target and maximum EPS targets. The Committee may, in its sole discretion, adjust payout amounts for extraordinary or unusual items, such as stock repurchases, which materially affect EPS. Although these extraordinary items would be included in our operating results, they would not typically have been considered at the time the targets were set. The Committee exercised this discretion after EPS was negatively impacted by a significant increase in selling, general and administrative expenses, which resulted from Hurricanes Katrina and Rita and recovery of our operations in Louisiana and Texas. In 2007, our EPS growth objectives were as follows:

		% Increase
		in EPS
		from Prior	% of EPS
	EPS Growth	Fiscal Year	Portion Vesting
Threshold	$3.94	8.8%	9%
Target	$4.05	11.9%	50%
Maximum	$4.16	14.9%	100%
•	Individual/Departmental Performance Targets. Subjective goals typically include four to eight specific goals that are established at the beginning of each fiscal year jointly by the executive officer and our Chief Executive Officer, or in the case of the Chief Executive Officer, by the Chief Executive Officer and the Committee. These subjective goals are integral toward achieving key business objectives that help improve our financial performance and promote corporate efficiencies. In 2007, the following subjective goals, were assigned to each of our Named Executive Officers:

Named Executive Officer	Individual/Departmental Performance Targets
Earl J. Hesterberg	•	Integrate new members of the top management team into a highly functional unit with well-defined roles and responsibilities.

	•	Continue to improve overall operating efficiency through continuing to standardize key processes and drive further cost reduction through leveraging the scale of the company.

	•	Accelerate the redeployment of capital management resources away from underperforming dealerships to higher potential business operations.

	•	Drive the capital allocation process which balances investments in sustainable growth and maximizing return to shareholders.

	•	Strengthen store revenue growth.

John C. Rickel	•	Continue to improve internal controls.

	•	Develop detailed accounting consolidation plan and begin implementation.

	•	Establish processes to better leverage the size of the company.

	•	Support CEO in redeploying capital and management resources to better uses.

	•	Implement new real estate strategy by completing the mortgage facility and begin development of additional funding sources.

Randy L. Callison	•	Work closely with regional vice presidents to identify stores that do not fit our business strategy or do not represent an acceptable return on investment. When approved by management, sell these stores at reasonable prices.

	•	Achieve established annual acquisition goal for 2007.

	•	Provide leadership to the regional vice presidents and operating staff characterized by objectivity, teamwork, and open communication.

	•	Create visible, creditable parts and service growth targets and a viable plan to achieve them.

Named Executive Officer	Individual/Departmental Performance Targets

Darryl M. Burman	•	Provide management and control of outside legal services to provide appropriate oversight and reduce expenses while increasing value of service received.

	•	Create areas of expertise for each member of the legal department in the areas of litigation, real estate, corporate compliance, acquisitions and dispositions, F & I, and regulatory compliance.

	•	Resolution of outstanding material litigation.

	•	Develop electronic document management system for compilation and retrieval of corporate documents and records.
     In calculating the annual cash incentive awards, our achievement with respect to each performance measure is expressed as a percentage of the target goal, with interpolation applied between the threshold, target, and maximum goals. That percentage is multiplied by the weight assigned to that performance measure for an executive and the resulting percentage is multiplied by the executive’s target award opportunity. The amount of each executive’s annual cash incentive award is the sum of these calculations for each performance measure, unless otherwise adjusted by the Committee.
     Results. For 2007, we did not achieve our EPS growth at the threshold level. Consequently, none of the “objective” portion of the annual incentive compensation was paid out.
     With respect to achievement of subjective goals, the Committee reviewed the performance of our Chief Executive Officer and determined that he had achieved all but one of his goals, making him eligible for $360,000 of the subjective portion of his annual incentive compensation of $400,000. However, in light of the market difficulties impacting the company, our Chief Executive Officer elected to decline his earned annual incentive compensation. With respect to the other Named Executive Officers, the Committee had extensive discussions with our Chief Executive Officer regarding his evaluation of the performance of those officers. Based on those discussions, the Committee determined that the other Named Executive Officers substantially achieved their individual and departmental goals. Accordingly, the following amounts of incentive compensation were paid:

		2007 Incentive
	% of 2007 Subjective	Payout as a % of
Named Executive Officer	Award Earned	Base Salary	$ Amount Paid
Earl J. Hesterberg	90%	0%	0
John C. Rickel	93%	37%	158,100
Randy L. Callison	90%	36%	131,400
Darryl M. Burman	100%	24%	78,000
     Compensation Changes for Fiscal 2008. The Committee has approved the subjective goals for our Named Executive Officers for 2008, the categories of which are materially similar to their 2007 subjective goals.
     Guaranteed Bonus
     In lieu of participation in our 2005 annual incentive compensation program, Mr. Hesterberg was guaranteed certain cash bonus payments pursuant to his employment agreement if he continued to be employed by us at certain pre-established dates. Mr. Hesterberg was entitled to a bonus of $510,000 for the twelve month period ended April 21, 2007, of which $350,000 was payable following the end of our fiscal year ended December 31, 2006 and the remainder of which was payable following the end of our fiscal year ended December 31, 2007.
     Long-Term Equity Incentive Compensation
     Design. To align the compensation of our corporate officers with the attainment of our business goals and an increase in stockholder value, we award long-term equity incentive grants to our executive officers as part of our total compensation package. These awards have been made pursuant to the Group 1 Automotive, Inc. 2007 Long Term Incentive Plan (formerly known as the 1996 Stock Incentive Plan).

We believe time-based vesting restricted stock units and performance-based restricted stock units provided better long-term incentives for key executives. The Committee believes restricted stock or restricted stock units more completely align management’s interests with those of the company and our stockholders, while helping to retain key members of our management team.
     In November 2006, the Committee approved the award of restricted stock or restricted stock units to our corporate officers for the fiscal year ended December 31, 2007. When determining the size of the awards, we first consider amounts that would provide our executive officers with long-term incentive award opportunities that, when combined with base salary and annual cash incentive opportunities, result in total direct compensation within the 50th to 75th percentile of peer practices. We then take into account individual performance, the position and value of the Named Executive Officer to our company, his experience and length of service to us, our desire to incentivize the officer to remain with our company, and the amount of equity currently held by the officer.
     Vesting of these awards is intended to facilitate retention. Consequently, the restrictions relating to the awards lapse with respect to 40% of the award after two years and with respect to 20% of the award in each year thereafter. Our vesting provisions have historically been based on the passage of time.
     In 2007, the Committee determined that a portion of the restricted stock awards granted to Messrs. Hesterberg, Rickel and Callison should be tied to company performance measures in order to establish a definitive link between individual and organization goals and performance. These performance-based shares will vest over four years if we achieve certain targets with respect to (1) gross margin, (2) same store revenue growth compared to a subset of our Peer Companies, consisting of the other five publicly traded automotive retail companies, and (3) reductions in selling, general and administrative expenses. These metrics were selected because they are the primary drivers of EPS growth. Each performance measure is assigned a relative weight of 33 1/3%. The performance-based shares can be earned either annually or on a cumulative basis and the established performance objectives represent a substantial stretch beyond the actual results achieved in 2007. In setting these performance objectives, we believe that the achievement of the planned performance would be very difficult. Messrs. Hesterberg, Rickel and Callison were granted 30,000, 15,000 and 15,000 performance-based shares, respectively.
     Results. In order to determine the appropriate size of the equity awards, the Committee reviewed the results of the consultant’s 2007 study to determine where each officer was ranked, in comparison to the incumbents of Peer Companies, by total compensation. Because Messrs. Callison and Rickel were being granted performance shares for the first time the value of those awards exceeded the median value of similar awards made by our Peer Companies. However, the size of those awards was considered appropriate to focus efforts on increasing EPS growth and encourage retention. Similarly, Mr. Burman was granted time-based vesting restricted shares the value of which also exceeded the median value of our Peer Companies to encourage retention.
     The following table reflects the 2007 awards granted to each Named Executive Officer and the economic value of each award compared as a percentage to the median of long-term incentive (LTI) awards within the peer group:

			Value of
			Awards as % of
	Restricted	Performance	LTI–Median
Named Executive Officer	Shares	Shares	Peer Group
Earl J. Hesterberg	40,000	30,000	66.7%
Randy L. Callison	15,000	15,000	131.4%
John C. Rickel	15,000	15,000	135.7%
Darryl M. Burman	15,000	N/A	83.9%
     With respect to outstanding performance-based restricted shares, the Committee reviewed the goals, annual targets and results for those shares that were granted in November 2006 and determined that no shares had vested in 2007 based on the performance criteria. Mr. Hesterberg was the only Named Executive Officer to have received performance-based shares in 2006. The following table presents the 2007 targets and results for the performance criteria for these awards:

Goal	2007 Target	2007 Results
Gross Margin	16%	15.6%
Same store revenue growth	At or above median of peer organizations	Ranked below median (4 out of 6)
Reduction of SG&A	75.7	78.1
     Compensation Changes for Fiscal 2008. The Committee has made no material changes to our long-term incentive compensation for fiscal 2008.
     Deferred Compensation Plan
     The Group 1 Automotive, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”) is designed as a retention tool for our corporate and regional officers, dealership general managers, other key employees and non-employee directors. It allows participants the opportunity to accumulate additional savings for retirement on a tax-deferred basis. Our corporate officers may contribute up to 50% of their base compensation and up to 100% of their incentive compensation. Participants can choose from various defined investment options in which the deferred compensation is notionally invested. One investment option is a declared interest rate, which was set by the Committee at 10% for both 2007 and 2008. The Committee believes that feature furthers our goal of designing a plan that serves as a valuable retention tool. We have complete discretion over how the deferred funds are utilized and they represent an unsecured obligation of us to the participants. For a more detailed discussion of the Deferred Compensation Plan, see the section entitled “Executive Compensation — Nonqualified Deferred Compensation.”
     401(k) Plan
     We provide the Group 1 Automotive, Inc. 401(k) Savings Plan (the “401(k) Savings Plan”) to assist our eligible officers and employees in providing for their retirement. We match the contributions of our corporate employees participating in the plan, up to a maximum of 3% of eligible deferral ($6,750 of $225,000 for 2007 and $6,900 of $230,000 for 2008). Matching contributions may be in the form of cash or shares of our common stock or a combination of both, as determined by the Committee. To date, all of our matches have been in cash for all employees.
     Employee Stock Purchase Plan
     Generally, under the Group 1 Automotive, Inc. Employee Stock Purchase Plan, all employees, including our corporate officers, are offered the opportunity to purchase up to $25,000 annually of our common stock at a 15% discount to market. This is an additional equity incentive we offer to all of our employees to further promote their interest in enhancing stockholder value.
     Other Benefits
     Health and Welfare Benefits. Our corporate officers are eligible to participate in our standard medical, dental, vision, disability insurance and life insurance plans to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our full-time employees.
     Vehicle Allowance. Our corporate officers are provided a vehicle, or the economic equivalent. Our Chief Executive Officer, under his employment agreement, is provided with two vehicles for his use. Senior vice presidents receive a vehicle allowance ranging from $13,500 to $15,100 per year and the use of one vehicle. Vice presidents are provided with a vehicle allowance of $11,300 per year. Of our Peer Companies, 82% also offer comparable vehicle allowances to their corporate officers.
     Other Perquisites and Personal Benefits. We provide certain executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. For example, we pay for club membership privileges that are used for business and personal purposes by our Chief Executive Officer, Mr. Hesterberg. In addition, we own a fractional interest in an aircraft and make a portion of our time available to Mr. Hesterberg for personal use during the year. In 2007, Mr. Hesterberg was allowed a maximum of 25 flight hours. In November 2007, the Compensation Committee approved an increase to 40 flight hours per year for Mr. Hesterberg for personal use. Mr. Hesterberg reimburses us for his personal use based on the published standard industry fare level valuation method. We provide this benefit to Mr. Hesterberg because we believe it is consistent with similar benefits provided by our Peer Companies.
     In addition, we have assisted certain executive officers with expenses they have incurred in connection with relocations when they join our company.
Employment Agreements, Severance Benefits and Change in Control Provisions
     We maintain employment and other compensatory agreements with our corporate officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions as well as change in control payments and excise tax gross up payments, are essential to retaining our talent and protecting our stockholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These agreements and our severance terminology are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment, Incentive Compensation and Non-Compete Agreements.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable executive’s agreement.
     The employment and other compensatory agreements between us and our Named Executive Officers and the related severance provisions are designed to meet the following objectives:
     Corporate Change. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. As a result, we provide severance compensation to certain corporate officers if the officer’s employment is terminated following a corporate change transaction to promote the ability of the officer to act in the best interests of our stockholders even though his or her employment could be terminated as a result of the transaction.
     Termination without Cause. If we terminate the employment of certain corporate officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, nonsolicitation and non-compete provisions ranging from one to five years after termination. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our company and its stockholders.
Hedging Prohibitions
     Our Named Executive Officers are prohibited from engaging in “short sales” of our stock or otherwise hedging the risk of ownership of our stock.
Tax Deductions for Compensation
     In conducting our executive compensation programs, the Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or any of their four other most highly compensated corporate officers, other than the chief financial officer, who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a compensation committee which is made up of outside directors and approved, as to their material terms, by our stockholders. We have in the past and may from time to time in the future, pay compensation that is not deductible to our corporate officers.

EXECUTIVE COMPENSATION
Summary Compensation
     The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities. Our Named Executive Officers consist of our four current executive officers, including our Chief Executive Officer and our Chief Financial Officer.
Summary Compensation for the Year Ended December 31, 2007

								Change in
								Pension
								Value and
								Nonqualified
								Deferred
							Non-Equity	Compensation	All Other
					Stock	Option	Incentive Plan	Earnings	Compensation
Name and Principal Position	Year	Salary	Bonus		Award(1)	Awards(1)	Compensation	(2)	(3)	Total
		$	$		$	$	$	$	$	$
Earl J. Hesterberg President and Chief	2007	1,000,000	160,000	(4)	691,925	—	—	39,509	171,537	1,902,971
Executive Officer	2006	1,000,000	651,370	(4)	246,303	—	348,630	25,465	120,543	2,392,311
John C. Rickel Senior Vice President	2007	425,000	—		339,976	—	158,100	7,852	36,283	967,211
and Chief Financial	2006	381,250	—		140,208	—	375,000	1,235	43,685	941,378
Officer
Randy L. Callison Senior Vice President,	2007	365,000	—		262,442	17,357	131,400	17,282	30,375	823,856
Operations & Corporate	2006	313,125	—		45,421	40,546	320,000	13,059	23,700	755,851
Development
Darryl M. Burman Vice President, General	2007	325,000	—		53,094	—	78,000	—	16,781	472,875
Counsel & Corporate	2006	27,082	75,000		3,231	—	16,562	—	942	122,817
Secretary(5)

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns include the dollar amount of compensation expense we recognized for the fiscal years ended December 31, 2006 and December 31, 2007, in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in Note 10 to the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2006 and December 31, 2007.

(2)	Amounts reflect above-market earnings on the Deferred Compensation Plan. Amounts are calculated using an interest rate of 10%, which rate exceeds 120% of the applicable federal long-term rate, with compounding, of 5.74%, the interest rate as set for our Deferred Compensation Plan.

(3)	The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” in the Summary Compensation Table above:

		401(k)
		Savings Plan		Use of			Club
		Matching	Automobile	Demonstrator	Airplane	Relocation	Membership
Name	Year	Contribution	Allowance	Vehicle(a)	Use(b)	Assistance	and Dues	Total
		$	$	$	$	$	$	$
Earl J. Hesterberg	2007	6,750	—	24,485	132,709	—	7,593	171,537
	2006	6,600	—	25,145	83,685	—	5,113	120,543
John C. Rickel	2007	5,581	15,100	8,406	—	7,196	—	36,283
	2006	6,600	16,023	6,982	—	14,080	—	43,685
Randy L. Callison	2007	6,750	13,500	10,125	—	—	—	30,375
	2006	6,600	7,875	9,225	—	—	—	23,700
Darryl M. Burman(5)	2007	5,481	11,300	—	—	—	—	16,781
	2006	—	942	—	—	—	—	942

(a)	Represents the incremental cost for personal use of one or more company demonstrator vehicles. The incremental cost is determined by multiplying the annual lease value of the vehicle by the percentage of personal use, which we keep track of through travel logs.

(b)	Represents the difference between the amount paid by the executive for the use of our leased airplane under the SIFL method and the lease cost for us of such use. The SIFL method calculates the executive’s use by multiplying the SIFL cents-per-mile rates applicable for the period during which the flight was taken by the appropriate aircraft multiple (a factor that is determined by using the weight of the aircraft being used, and is also dependent upon whether Mr. Hesterberg is considered a “control employee,” or an officer of our company, which he is) and then adding the applicable terminal charge. The SIFL cents-per-mile rates in the formula and the terminal charge are calculated by the Department of Transportation and are revised semi-annually.

(4)	Bonus amount guaranteed in Mr. Hesterberg’s employment contract at the time of hire.

(5)	The 2006 amounts represent one month of employment, as Mr. Burman became our Vice President, General Counsel & Corporate Secretary on December 1, 2006.
Grants of Plan-Based Awards
     The following table provides information concerning each grant of an award made to our Named Executive Officers under any plan, including awards that have been transferred, during 2007:
Grants of Plan-Based Awards for the Year Ended December 31, 2007

								All Other
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock Awards:	Grant Date
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Number of	Fair Value
	Grant							Shares of	of Stock and
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
		$	$	$	$	$	$	$	$
Earl J. Hesterberg	—	490,000	700,000	1,000,000	—	—	—	—	—
	11/7/2007	—	—	—	—	—	—	40,000	1,166,000
	11/8/2007	—	—	—	—	30,000	—	—	834,000
John C. Rickel	—	208,250	297,500	425,000	—	—	—	—	—
	11/7/2007	—	—	—	—	15,000	—	—	417,000
	11/7/2007	—	—	—	—	—	—	15,000	417,000
Randy L. Callison	—	178,850	255,500	365,000	—	—	—	—	—
	11/7/2007	—	—	—	—	15,000	—	—	417,000
	11/7/2007	—	—	—	—	—	—	15,000	417,000
Darryl M. Burman	—	95,550	136,500	195,000	—	—	—	—	—
	11/7/2007	—	—	—	—	—	—	15,000	417,000
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2007.
     Employment, Incentive Compensation and Non-Compete Agreements
     Earl J. Hesterberg. On April 9, 2005, we entered into an employment agreement with Mr. Hesterberg. Subject to the terms and conditions of the agreement, we agreed to employ Mr. Hesterberg through April 20, 2010. Mr. Hesterberg’s current annual base salary under the employment agreement is $1,000,000. The base salary could not be reduced during the first twelve months of the term of the agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers.
     In lieu of participation in our 2005 annual incentive compensation program, Mr. Hesterberg was entitled to a bonus of $1,000,000 on April 21, 2006 if he was then employed. Mr. Hesterberg’s bonus for the twelve months ending April 21, 2007 under our annual incentive compensation program was $510,000, of which $350,000 was payable following the end of our fiscal year ended December 31, 2006 and the remainder of which was payable following the end of our fiscal year ended December 31, 2007. Accordingly, $350,000 was paid in February 2007, and the remaining $160,000 was paid to Mr. Hesterberg in February 2008. All subsequent bonus awards will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all subsequent payments pursuant to this program shall be made on or before March 15th of the year following the year of service to which the bonus relates.

     Mr. Hesterberg is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Hesterberg has the use of two demonstrator vehicles of his choice.
     Pursuant to the employment agreement, effective April 21, 2005, we granted Mr. Hesterberg 70,000 shares of restricted stock in accordance with the terms and conditions of the 1996 Stock Incentive Plan. 20,000 shares of restricted stock from this grant were released on April 21, 2007. In November 2007, the Committee amended the vesting dates to prevent the vesting dates from coinciding with our mandatory blackout period from April 21 to May 15 for the years 2008 through 2010.
     John C. Rickel. On June 2, 2006, we entered into an employment agreement with Mr. Rickel. Subject to the terms and conditions of the agreement, we have agreed to employ Mr. Rickel through December 31, 2008. Mr. Rickel’s annual base salary under the employment agreement was $375,000. The base salary could not be reduced during the first twelve months of the term of the agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers.
     Mr. Rickel’s annual incentive compensation will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments made pursuant to such program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Mr. Rickel is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Rickel has the use of one demonstrator vehicle of his choice and a vehicle allowance totaling $1,250 per month.
     Simultaneous with the execution of the employment agreement, Mr. Rickel entered into an incentive compensation and non-compete agreement. Pursuant to this agreement, effective June 2, 2006, we granted Mr. Rickel 10,000 shares of restricted stock in accordance with the terms and conditions of the 1996 Stock Incentive Plan.
     Randy L. Callison. On December 31, 2006, we entered into an incentive compensation, confidentiality, non-disclosure and non-compete agreement with Mr. Callison. Pursuant to the agreement, effective December 31, 2006, in consideration of Mr. Callison’s entering into certain restrictive covenants, we granted Mr. Callison 10,000 shares of restricted stock in accordance with the terms and conditions of the 1996 Stock Incentive Plan.
     Darryl M. Burman. On December 1, 2006, we entered into an employment agreement with Mr. Burman. Subject to the terms and conditions of the agreement, we have agreed to employ Mr. Burman through November 30, 2009. Mr. Burman’s annual base salary under the employment agreement was $325,000. The base salary could not be reduced during the first twelve months of the term of the agreement and may not be reduced other than pursuant to a reduction that is applied to substantially all other executive officers.
     Under the employment agreement, Mr. Burman was entitled to a one-time sign-on bonus of $75,000, which was paid in 2007. Mr. Burman’s annual incentive compensation will be determined by the Compensation Committee of our Board of Directors in its sole discretion in accordance with the terms of our annual incentive compensation program, and all payments made pursuant to such program shall be made on or before March 15th of the year following the year of service to which the bonus relates.
     Mr. Burman is also entitled to participate, on the same basis generally as our other employees, in all general employee benefit plans and programs that are made available to all or substantially all of our employees. In addition, Mr. Burman is furnished a vehicle allowance totaling $941.66 per month.
     Simultaneous with the execution of the employment agreement, Mr. Burman entered into an incentive compensation and non-compete agreement. Pursuant to the agreement, effective December 1, 2006, we granted Mr. Burman 5,000 shares of restricted stock in accordance with the terms and conditions of the 1996 Stock Incentive Plan.

Salary and Cash Incentive Awards in Proportion to Total Compensation
     The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of salary and bonus.

		Percentage of
Named Executive Officer	Year	Total Compensation
Earl J. Hesterberg	2007	61%
	2006	69%
John C. Rickel	2007	44%
	2006	40%
Randy L. Callison	2007	44%
	2006	41%
Darryl M. Burman	2007	69%
	2006	83%
Outstanding Equity Awards at Fiscal Year End
     The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for our Named Executive Officers.
Outstanding Equity Awards as of December 31, 2007

	Option Awards				Stock Awards
Equity
Incentive
Plan
							Equity	Awards:
							Incentive	Market or
							Plan Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights	Rights
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested	Not Vested	Not Vested
			($)		(#)	($)	(#)	($)
Earl J. Hesterberg	—	—	—	—	120,000 (1)	2,850,000	60,000 (2)	1,425,000
John C. Rickel	—	—	—	—	52,500 (3)	1,246,875	15,000 (4)	356,250
Randy L. Callison	4,000	—	28.970	11/14/2011	—	—	—	—
	6,000	—	19.470	11/13/2012	42,060 (5)	998,925	15,000 (4)	356,250
	2,400	1,600 (6)	29.255	11/16/2014	—	—	—	—
Darryl M. Burman	—	—	—	—	20,000 (7)	475,000	—	—

(1)	The forfeiture restrictions on unvested restricted stock awards will lapse as follows: (i) of the 70,000 restricted shares granted on 04/21/2005, 20,000 on 04/21/2007, 10,000 on each of 05/15/2008 and 05/15/2009 and 30,000 on 05/15/2010; (ii) of the 30,000 restricted shares granted on 11/16/2006, 12,000 on 11/16/2008 and the remaining 18,000 in equal 1/3 increments on each of 11/16/2009, 11/16/2010 and 11/16/2011; and (iii) of the 40,000 restricted shares granted on 11/7/2007, 12,000 on 11/7/2009, 6,000 on each of 11/7/2010 and 11/7/2011 and the remaining 16,000 shares 11/7/2012.

(2)	The forfeiture restrictions on unvested performance-based stock awards will lapse 25% on each of the first four anniversaries of the grant date or, to the extent performance criteria are not met in a given year, then awards may vest if cumulative performance is achieved at any time during the four-year performance period. Restrictions will lapse as follows: (i) 30,000 in 25% increments on each of 12/31/2007, 12/31//2008, 12/31/2009, and 12/31/2010; and (ii) 30,000 in 25% increments on each of 12/31/2008, 12/31/2009, 12/31/2010 and 12/31/2011. Performance-based measures include a gross margin target, same store revenue growth compared to certain compensation peer companies and a reduction in selling, general and administrative expenses.

(3)	The forfeiture restrictions on unvested restricted stock awards will lapse with respect to 40% on the first anniversary of the grant date and 20% per year for the next three years. Restrictions will lapse as follows: (i) of the 15,000 restricted shares granted on 02/20/2006, 40% on 02/20/2008 and 20% on each of 02/20/2009, 02/20/2010 and 02/20/2011; (ii) of the 10,000 restricted shares granted on 05/24/2006, 40% on 05/24/2008 and 20% on each of 05/24/2009, 05/24/2010 and 05/24/2011; (iii) of the 12,500 restricted shares granted on 11/15/2006, 40% on 11/15/2008 and 20% on each of 11/15/2009, 11/15/2010 and 11/15/2011; (iv) of the 15,000 restricted shares granted on 11/07/2007, 40% on 11/7/2009 and 20% on each of 11/7/2010, 11/7/2011 and 11/7/2012.

(4)	The forfeiture restrictions on unvested performance-based stock awards will lapse 25% on each of 12/31/2008, 12/31/2009, 12/31/2010 and 12/31/2011 or, to the extent performance criteria are not met in a given year, then awards may vest if cumulative performance is achieved at any time during the four-year performance period. See footnote (2) for a description of the performance-based measures.

(5)	The forfeiture restrictions on unvested restricted stock awards will lapse with respect to 40% on the first anniversary of the grant date and 20% per year for the next three years. Restrictions will lapse as follows: (i) of the 2,600 restricted shares granted on 03/13/2005, 40% on 03/14/2007 and 20% on each of 03/14/2008, 03/14/2009 and 03/14/2010; (ii) of the 5,000 restricted shares granted on 11/16/2005, 40% on 11/16/2007 and 20% on each of 11/16/2008, 11/16/2009 and 11/16/2010; (iii) of the 12,500 restricted shares granted on 11/15/2006, 40% on 11/15/2008 and 20% on each 11/15/2009, 11/15/2010 and 11/15/2011; (iv) of the 10,000 restricted shares granted on 12/31/2006, 40% on 12/31/2008 and 20% on each of 12/31/2009, 12/31/2010 and 12/31/2011; and (v) of the 15,000 restricted shares granted on 11/07/2007, 40% on 11/07/2009 and 20% on each of 11/7/2010, 11/7/2011 and 11/7/2012.

(6)	Stock options vest at the rate of 50% per year with vesting dates of 11/16/2008 and 11/16/2009.

(7)	The forfeiture restrictions on unvested restricted stock awards will lapse with respect to 40% on the first anniversary of the grant date and 20% per year for the next three years. Restrictions will lapse as follows: (i) of the 5,000 restricted shares granted on 12/01/2006, 40% on 12/1/2008 and 20% on each of 12/1/2009, 12/1/2010 and 12/1/2011; and (ii) of the 15,000 restricted shares granted on 11/07/2007, 40% on 11/7/2009 and 20% on each of 11/7/2010, 11/7/2011 and 11/7/2012.
Option Exercises and Stock Vested
     The following table provides information relating to the vesting of restricted stock during 2007 on an aggregated basis for each of our Named Executive Officers. There were no stock option exercises during 2007.
Option Exercises and Stock Vested for the Year Ended December 31, 2007

Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting
	(#)	($)
Earl J. Hesterberg	20,000	853,900
John C. Rickel	—	—
Randy L. Callison	3,040	102,315
Darryl M. Burman	—	—
Nonqualified Deferred Compensation
     The following table sets forth our Named Executive Officers’ information regarding the Deferred Compensation Plan, including, with respect to each officer, (1) the aggregate contributions made by the officer, (2) the aggregate interest or other earnings accrued, (3) the aggregate value of withdrawals by and distributions to the officer and (4) the total balance of the officer’s account. Mr. Burman has elected to participate in our Deferred Compensation Plan with contributions from his 2007 non-equity incentive plan compensation to be paid in 2008.

Nonqualified Deferred Compensation for the Year Ended December 31, 2007

	Executive	Aggregate	Employer Match	Aggregate
	Contributions	Earnings	Contributions	Balance
Name	in Last FY(1)	in Last FY	in Last FY	at Last FYE
Earl J. Hesterberg	139,726	92,744	—	1,002,497
John C. Rickel	171,667	18,384	1,169 (2)	251,464
Randy L. Callison	80,000	40,304	—	441,730
Darryl M. Burman	—	—	—	—

(1)	Reflects the following amounts for each of the following Named Executive Officers that are reported as compensation to the officer in the Summary Compensation Table: Mr. Hesterberg — $0; Mr. Rickel — $77,917; Mr. Callison — $0; and Mr. Burman — $0.

(2)	Reflects 401(k) employer match contribution forfeited as a result of the Company’s non-discrimination testing.
     Pursuant to the Deferred Compensation Plan, certain corporate officers, including Named Executive Officers, may defer up to 50% of their base salary and up to 100% of their incentive compensation and commissions. Deferral elections are to be made no later than the last day of the calendar year immediately preceding the calendar year in which such compensation is earned. At the plan administrative committee’s discretion, deferral elections with respect to certain performance-based compensation may be made not later than six months prior to the end of the performance period in which such compensation is earned. In addition, for each calendar year, we defer an amount on behalf of each executive equal to the amount of employer match the executive forfeited under the 401(k) Savings Plan in order for the plan to comply with the nondiscrimination requirements of the Internal Revenue Code. Such contributions are vested to the same extent as the participant’s “employer contribution account” under our 401(k) Savings Plan. Currently, such contributions vest over five years. We may also make discretionary credits to an officer’s account, which credits will be subject to a vesting schedule established by us at the time of such credit. If no vesting schedule is established, the officer will be vested in a percentage of the discretionary employer deferral equal to the officer’s vested interest in his “employer contribution account” under the 401(k) Savings Plan. If we undergo a corporate change, the officer will become fully vested in his account under the Deferred Compensation Plan.
     Benefits under the Deferred Compensation Plan will be paid no earlier than upon the executive’s termination of service, or, beginning January 1, 2007, upon a certain date elected by the officer. However, payments upon an executive’s termination of service may be delayed for six months to the extent necessary to comply with the requirements of section 409A of the Internal Revenue Code. Except unforeseeable financial emergencies, in-service withdrawals are not permitted in the Deferred Compensation Plan. An unforeseeable financial emergency shall allow a participant to access vested funds in his accounts upon the occurrence of: (1) a severe financial hardship of the participant or his beneficiary that results from an illness or accident of the participant or beneficiary, or the participant’s beneficiary’s spouse or dependent; (2) loss of the participant’s or the beneficiary’s property due to casualty; or (3) a similar extraordinary and unforeseeable circumstance arising as a result of events beyond the participant’s control.
     The table below shows the funds and investment options available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2007, as reported by the plan’s administrative committee (the default investment is the Group 1 Guaranteed Crediting Rate investment option). Aside from the AIM Developing Markets Fund, the Ivy Global Natural Resources Fund, the AIM Real Estate Fund, and the Group 1 Guaranteed Crediting Rate, each of these funds is also available in our 401(k) Savings Plan.

	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Merrill Lynch Retirement Reserves Money Fund	4.97%	Munder Midcap Core Growth Fund	20.97%
American Bond Fund of America	3.65%	Allianz NFJ Small Cap Value Fund	6.53%
Oakmark Equity & Income Fund	11.97%	Van Kampen Small Cap Growth Fund	21.52%
Van Kampen Growth & Income Fund	2.76%	ING International Value Fund	8.26%
BlackRock S&P500 Index Fund	5.29%	MFS International Growth Fund	15.90%
Alger Capital Appreciation Institutional Portfolio	31.63%	AIM Developing Markets Fund	32.79%
American Growth Fund of America	11.26%	Ivy Global Natural Resources Fund	43.59%
Columbia Mid Cap Value Fund	7.65%	AIM Real Estate Fund	(14.55)%
		Group 1 Guaranteed Crediting Rate	10.00%

Potential Payments upon Termination or Change in Control
     The discussion below discloses the amount of compensation and/or other benefits due to each of our Named Executive Officers in the event of a termination of the officer’s employment upon death, Disability, with and without Cause, for certain Constructive Termination Events, and following a Corporate Change. The amounts shown were determined using the following assumptions:
•	The termination of each Named Executive Officer was effective on December 31, 2007; the amounts earned through such time are estimates of the amounts that would be paid out to the officers upon their termination on this date. The actual amounts to be paid out can only be determined at the time of the executive’s separation from us.

•	Amounts shown in the “Excise Tax Payment” line reflect the amount payable to the Named Executive Officer to offset any excise tax imposed under the Internal Revenue Code on payments received under the Corporate Change severance agreement and any other excise or regular income taxes imposed on the executive as a result of this initial excise tax reimbursement. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of calendar years 2002 through 2006. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is equal to or greater than three times the base amount, it is subject to an excise tax.

•	Please note that any amounts that have been included here for purposes of showing aggregate amounts received by the Named Executive Officers upon a separation from service with us may have been discussed or disclosed in other sections of this proxy statement, but such amounts shall only be paid to the Named Executive Officers once.

•	The closing price of our stock on December 31, 2007 was $23.75 per share.

•	The definitions below for the individual agreements we have entered into with our Named Executive Officers may not have the same meaning as when those same terms are used in our 2007 Incentive Compensation Plan, the 2007 Long Term Incentive Plan, the Deferred Compensation Plan, the 401(k) Savings Plan or the Employee Stock Purchase Plan.
     The employment agreements of Messrs. Hesterberg, Rickel and Burman, and the compensatory agreement of Mr. Callison, except where noted otherwise below, generally contain the following terms:
•	“Cause” shall mean any of the following: (1) conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (2) breach of any material provision of either an agreement with us or our Code of Conduct; (3) the use, for his own benefit, of any confidential or proprietary information of ours, or willfully divulging for his benefit such information; (4) fraud or misappropriation or theft of any of our funds or property; (5) willful refusal to perform his duties or (6) gross negligence; provided, however, that we, before terminating the executive under (2) or (5), must first give written notice to him of the nature of the alleged breach or refusal and must provide him with a minimum of fifteen days to correct the problem. Before terminating him for purported gross negligence we must give written notice that explains the alleged gross negligence in detail and must provide him with a minimum of 20 days to correct the problem, unless correction is inherently impossible.

•	“Corporate Change” shall mean the first to occur of any of the following events: (1) any person acquires 50% or more of our common stock or voting securities, other than (a) any acquisition directly from or resulting from an acquisition of our shares by us, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us, or (c) any acquisition by any entity pursuant to a transaction which complies with clauses (a) or (b); (2) during any period of 24 consecutive months, the members of our “Incumbent Board” cease to constitute at least a majority of the members of our board of directors; (3) the occurrence of a merger, reorganization, consolidation or disposition of all or substantially all of our assets, unless our stockholders prior to such transaction hold more than 50% of the equity and voting power of the resulting entity or entity holding such assets, no person (other than benefit plans of such entity) holds 50% or more of the equity or voting power of such entity and at least a majority of the board of directors of such entity were members of the Incumbent Board; or (4) our stockholders approve our complete liquidation or dissolution. “Incumbent Board” means the members of our board of directors immediately prior to the 24 month period and members of our board of directors whose nomination or selection as a director is approved by the then current members of our Incumbent Board.
•	“Constructive Termination Event” shall occur upon: (1) the failure by us to pay the executive’s compensation as provided in the applicable agreement, (2) relocation without his consent of his primary employment location of more than 50 miles; (3) failure by us to provide facilities or services suitable to his position and adequate for performance of his duties and responsibilities; or (4) a material diminution in the executive’s position, duties, responsibilities, reporting status, or authority, except that before exercising his right to terminate the employment relationship pursuant to any of the previous provisions, he must first give written notice to our Board of the circumstances purportedly giving rise to his right to terminate and must provide us with a minimum of fifteen days to correct the problem, unless correction is inherently impossible.

•	“Disability” shall mean the executive’s becoming incapacitated by accident, sickness or other circumstance that in the reasonable opinion of a qualified doctor approved by our Board, renders him mentally or physically incapable of performing the essential functions of the executive’s position, with or without reasonable accommodation, and that will continue, in the reasonable opinion of the doctor, for a period of no less than 180 days.

•	“Involuntary Termination” shall mean a termination by the executive due to a Constructive Termination Event by itself or in relation to a Corporate Change, or by us for any reason including without Cause, at the discretion of our Board.

•	“Voluntary Termination” shall mean a termination by the executive other than for a Constructive Termination Event.
     The employment agreements of Messrs. Hesterberg, Rickel and Burman contain the following provisions that could impact the amount of compensation that the executives receive at or following their separation from service from us:
•	The employment agreements contain a covenant that the executives will not sue or lodge any claim against us based upon an Involuntary Termination for any payments in addition to those described below. In the event that the executive breaches this covenant, we will be entitled to recover from that executive all sums we or any of our subsidiaries or affiliates have expended in relation to such action. We will also be entitled to offset any amounts expended in relation to defending such claim against any amounts owed to the executive prior to a final determination of the arbitration provisions provided for in the employment agreement.

•	The executives have agreed not to disclose, during or at any time after their employment with us, any of our confidential information or trade secrets. The executives will return all proprietary materials, and all copies thereof, to us upon a termination of employment for any reason, and all copyrighted works that the executive may have created during his employment relating to us or our business in any manner shall remain our property.
Earl J. Hesterberg
     Mr. Hesterberg’s employment agreement provides that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. If Mr. Hesterberg violates this provision, he will also forfeit his rights to any restricted stock and stock options granted pursuant to his employment agreement, and we will have the right to refrain from making any further payments under that agreement, as well as to receive back from Mr. Hesterberg the full value of any payments which were previously made to him in regard to the restricted stock or stock options granted under the agreement.

     The following table shows the potential payments upon termination or Corporate Change for Mr. Hesterberg, our President and Chief Executive Officer:

					Voluntary
			Constructive		Termination and
	Involuntary		Termination and		Termination for		Death and
	Termination		Corporate Change		Cause		Disability
Salary and Bonus	$2,000,000	(1)	$2,000,000	(2)	$ N/A	(3)	$ N/A	(3)
Equity Compensation	4,275,000	(4)	4,275,000	(4)	N/A	(3)	4,275,000	(4)
Excise Tax Payment	N/A	(5)	2,080,717	(6)	N/A	(5)	N/A	(5)
Total	6,275,000		8,355,717		N/A		4,275,000

(1)	Under his employment agreement, if Mr. Hesterberg is terminated as a result of an Involuntary Termination, he will be entitled to receive a lump sum payment on the first day of the seventh month following the termination in an amount of his base salary which, as of December 31, 2007, was $1,000,000, divided by 12, and multiplied by the lesser of 24 months or the remainder of the months in the term of the employment agreement, but he will not be entitled to any bonus for the calendar year in which his employment is terminated. Assuming a termination on December 31, 2007, Mr. Hesterberg would be entitled to a payment equal to 24 months of salary.

(2)	Under his employment agreement, if Mr. Hesterberg terminates his employment with us following a reduction in his base salary within six months after a Corporate Change, he will be entitled to a lump sum payment on the first day of the seventh month following the termination that would consist of his base salary which, as of December 31, 2007, was $1,000,000, for the lesser of 24 months or the remainder of the months in the term of the employment agreement. Assuming a termination on December 31, 2007, Mr. Hesterberg would be entitled to a payment equal to 24 months of salary. He will not be entitled to any bonus for the calendar year in which his employment is terminated.

(3)	Under his employment agreement, upon a voluntary termination or a termination for Cause, Mr. Hesterberg is only entitled to his pro-rata base salary through the date of the termination; Mr. Hesterberg would not be entitled to any bonus for that year.

(4)	Under his employment agreement, if Mr. Hesterberg’s employment with us is terminated as a result of an Involuntary Termination, death, or Disability, all restricted stock and stock options will become 100% vested and the exercise of those stock options will continue to be permitted as if his employment had continued for the full term of the employment agreement. As of December 31, 2007, Mr. Hesterberg held a total of 180,000 shares of unvested restricted stock and no unvested stock options under his employment agreement and all other of our compensation plans, which we also assume for purposes of this calculation to be subject to accelerated vesting. The amount in the table was calculated by multiplying $23.75 by 180,000 shares of restricted stock Mr. Hesterberg held on December 31, 2007, to equal $4,275,000. However, accelerated vesting under our equity incentive plans for a termination other than death or Disability is determined at the Board’s discretion; the amount shown could potentially be less upon Mr. Hesterberg’s actual termination.

(5)	Mr. Hesterberg is entitled to a tax gross-up only on payments made in connection with a Corporate Change.

(6)	Under his employment agreement, if any payment made by us to or for the benefit of Mr. Hesterberg would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay Mr. Hesterberg an additional amount to cover any such taxes and any interest or penalties imposed with respect to such taxes. All excise tax payments are to be made to Mr. Hesterberg in a lump sum within the first 60 days of the calendar year in which he will file his federal income tax return for the payment or distribution giving rise to such excise tax payment.
John C. Rickel
     Along with his employment agreement, Mr. Rickel has also entered into an Incentive Compensation and Non-Compete Agreement with us, providing that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. Any restricted stock granted to Mr. Rickel under this agreement will be forfeited in the event that Mr. Rickel violates this agreement.

     The following table shows the potential payments upon termination or Corporate Change for Mr. Rickel, our Senior Vice President and Chief Financial Officer:

					Voluntary
			Constructive		Termination and
	Involuntary		Termination and		Termination for		Death and
	Termination		Corporate Change		Cause		Disability
Salary and Bonus	$583,100	(1)	$583,100	(2)	$ N/A	(3)	$158,100	(4)
Equity Compensation	1,603,125	(5)	1,603,125	(5)	N/A		1,603,125	(5)
Excise Tax Payment	N/A	(6)	783,521	(7)	N/A	(6)	N/A	(6)
Total	2,186,225		2,969,746		N/A		1,761,225

(1)	Under his employment agreement, if Mr. Rickel is terminated due to an Involuntary Termination, he will be entitled to receive a payment in an amount equal to: (a) his base salary, which, as of December 31, 2007, was $425,000, divided by 12, and multiplied by the lesser of 24 months or the remainder of the months in the term of the employment agreement, paid in a single lump sum payment on the first day of the seventh month following the termination of employment; and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his employment agreement, if Mr. Rickel terminates his employment following an involuntary reduction of his salary or incentive compensation targets within six months after the occurrence of a Corporate Change, he will be entitled to a lump sum payment on the first day of the seventh month following his termination in the amount of: (a) his base salary, which, as of December 31, 2007, was $425,000, divided by 12, and multiplied by the lesser of 24 months or the remainder of the months in the term of the employment agreement, or (b) 12 months of base salary. Mr. Rickel will be entitled to a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his employment agreement, if Mr. Rickel is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Rickel shall be entitled to his pro rata salary through the date of such termination, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(4)	Under his employment agreement, upon his termination of employment as a result of death or Disability, Mr. Rickel will be entitled to his pro rata salary through the date of such termination and a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Rickel’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(5)	Under his employment agreement, if Mr. Rickel’s employment is terminated as described in note (1) or note (3), to this table, all restricted stock and stock options granted to Mr. Rickel will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2007, Mr. Rickel had a total of 67,500 unvested shares of restricted stock and no unvested stock options. The amount in the table was calculated by multiplying $23.75 by the 67,500 shares of restricted stock Mr. Rickel held on December 31, 2007 that we assume for purposes of this calculation would be subject to accelerated vesting, to equal $1,603,125. However, accelerated vesting under our equity incentive plans for a termination other than death or Disability is determined at the Board’s discretion, the amount shown could potentially be less upon Mr. Rickel’s actual termination.

(6)	Mr. Rickel is entitled to payment of the excise tax under Section 4999 of the Internal Revenue Code only on payments made in connection with a Corporate Change.

(7)	Under his employment agreement, if any payment made by us to or for the benefit of Mr. Rickel would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay Mr. Rickel an additional amount equal to such excise tax. All excise tax payments are to be made to Mr. Rickel in a lump sum within the first 60 days of the calendar year in which he will file his federal income tax return for the payment or distribution giving rise to such excise tax payment.

Darryl M. Burman
     Along with his employment agreement, Mr. Burman has also entered into an Incentive Compensation and Non-Compete Agreement with us, which provides that for a period of one year following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. However, upon such termination, Mr. Burman shall not be prohibited from immediately engaging in the practice of law, independently or with a law firm, or from performing legal services on our behalf or any business competitive with any line of business conducted by us or any of our subsidiaries or affiliates (including, without limitation, any public or private auto retailer), regardless of termination for Cause, voluntary termination, Involuntary Termination, or expiration of his agreement.
     The following table shows the potential payments upon termination or Corporate Change for Mr. Burman, our Vice President, General Counsel & Corporate Secretary:

					Voluntary
			Constructive		Termination and
	Involuntary		Termination and		Termination for		Death and
	Termination		Corporate Change		Cause		Disability
Salary and Bonus	$403,000	(1)	$403,000	(2)	$ N/A	(3)	$78,000	(4)
Equity Compensation	475,000	(5)	475,000	(5)	N/A		475,000	(5)
Excise Tax Payment	N/A	(6)	N/A	(7)	N/A	(6)	N/A	(6)
Total	878,000		878,000		N/A		553,000

(1)	Under his employment agreement, upon an Involuntary Termination, Mr. Burman will be entitled to receive: (a) his base salary, which, as of December 31, 2007, was $325,000, for the lesser of twelve months or the number of months remaining in the term of the employment agreement, in a single lump sum payment on the first day of the seventh month following his separation from service; and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his employment agreement, if Mr. Burman terminates his employment with us following an involuntary reduction of his salary or incentive compensation targets within six months after the occurrence of a Corporate Change, he will be entitled to: (a) his base salary, which, as of December 31, 2007, was $325,000, for the lesser of twelve months or the remainder of the months in the term of the employment agreement, paid in a lump sum payment on the first day of the seventh month following his termination of service, and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his employment agreement, if Mr. Burman is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Burman shall be entitled to his pro rata salary through the date of such termination, but he will not be entitled to any bonus for the calendar year in which his employment is terminated.

(4)	Under his employment agreement, upon his termination of employment as a result of death or Disability, Mr. Burman will be entitled to his pro rata salary through the date of such termination and a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Burman’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(5)	Under his employment agreement, if Mr. Burman’s employment is terminated as described in note (1) or note (3) to this table, all restricted stock and stock options granted to Mr. Burman will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2007, Mr. Burman had a total of 20,000 unvested shares of restricted stock and no unvested stock options. The amount in the table was calculated by multiplying $23.75 by the 20,000 shares of restricted stock Mr. Burman held on December 31, 2007 that we have assumed for purposes of this calculation would be subject to accelerated vesting, to equal $475,000. However, accelerated vesting under our equity incentive plans for a termination other than death or Disability is determined at the Board’s discretion; the amount shown could potentially be less upon Mr. Burman’s actual termination.

(6)	Mr. Burman is entitled to payment of the excise tax under Section 4999 of the Internal Revenue Code only on payments made in connection with a Corporate Change.

(7)	Under his employment agreement, if any payment made by us to or for the benefit of Mr. Burman would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay Mr. Burman an additional amount equal to such excise tax. All excise tax payments are to be made to Mr. Burman in a lump sum within the first 60 days of the calendar year in which he will file his federal income tax return for the payment or distribution giving rise to such excise tax payment.
Randy L. Callison
     We have entered into an Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement with Mr. Callison, which contains similar severance provisions to those found in the employment agreements of our other Named Executive Officers discussed above. Mr. Callison’s agreement, however, contains the following provisions that differ from the terms defined above:
     A Constructive Termination Event also includes our request that Mr. Callison perform any illegal activity or sign-off on any inappropriate financial statement or acknowledgement.
     Disability is defined in Mr. Callison’s agreement as becoming “permanently disabled or incapacitated,” or having any ailment or condition that prevents him from actively carrying out his duties for us for a period of 120 days.
     Mr. Callison’s agreement provides that for a period of two years following his termination of employment, he will not compete with us or induce any of our employees to leave his or her employment with us or hire any of our employees. If Mr. Callison violates this provision of the agreement, he also will forfeit his rights to any restricted stock and stock options granted pursuant to that agreement, and we will have the right to refrain from making any further payments under the agreement, as well as to receive back from Mr. Callison the full value of any payments which were previously made to him in regard to the restricted stock or stock options granted under the agreement.
     The following table shows the potential payments upon termination or Corporate Change for Mr. Callison, our Senior Vice President, Operations & Corporate Development:

			Constructive		Voluntary
	Involuntary		Termination and		Termination and
	Termination		Corporate Change		Termination for Cause		Disability		Death
Salary and Bonus	$531,400	(1)	$531,400	(2)	N/A	(3)	$120,000	(4)	$	N/A
Equity Compensation	1,380,855	(5)	1,380,855	(5)	N/A		1,380,855	(6)		1,380,855	(6)
Excise Tax Payment	N/A	(7)	N/A	(8)	N/A	(7)	N/A	(7)		N/A	(7)
Total	1,912,255		1,912,255		N/A		1,500,855			1,380,855

(1)	Under his incentive compensation, confidentiality, non-disclosure and non-compete agreement, upon an Involuntary Termination, Mr. Callison will be entitled to receive: (a) $400,000, payable in a lump sum payment on the first day of the seventh month following the date of termination, provided that Mr. Callison first executes and delivers a general release to us within ninety days of the termination; and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Callison’s separation from service with us, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(2)	Under his incentive compensation, confidentiality, non-disclosure and non-compete agreement, if Mr. Callison terminates his employment with us following an involuntary reduction of his salary or incentive compensation targets within six months after the occurrence of a Corporate Change, he will be entitled to: (a) $400,000, payable in a single lump sum payment on the first day of the seventh month following the date of termination, provided that Mr. Callison first executes and delivers a general release to us within ninety days of the termination; and (b) a pro-rata bonus (based on his termination date), calculated in accordance with our Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following Mr. Callison’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred.

(3)	Under his incentive compensation, confidentiality, non-disclosure and non-compete agreement, if Mr. Callison is terminated by us for Cause, or he terminates his employment with us for any reason (except as otherwise provided in the notes to this table), all compensation and benefits will cease and terminate as of the date of termination. Mr. Callison will be entitled to his pro rata salary through the date of the termination, but he shall not be entitled to any bonuses with respect to our operations in the year that Mr. Callison separated from service.

(4)	Under his incentive compensation, confidentiality, non-disclosure and non-compete agreement, Mr. Callison is entitled to 120 days salary if disabled. This amount was calculated by dividing Mr. Callison’s base salary, $365,000, by 365 to arrive at $1,000 per day, multiplied by 120 days.

(5)	Under his incentive compensation, confidentiality, non-disclosure and non-compete agreement, if Mr. Callison’s employment is terminated as described in note (1) or note (3) to this table all restricted stock and stock options granted to Mr. Callison under his incentive compensation, confidentiality, non-disclosure and non-compete agreement will become 100% vested, and will be exercisable as if he had continued to be employed by us for the full term of his employment agreement. As of December 31, 2007, Mr. Callison had a total of 57,060 unvested shares of restricted stock and 6,000 unvested and “in-the-money” stock options. This amount was calculated by adding (a) $1,355,175, the amount determined by multiplying 57,060 of the accelerated restricted stock by $23.75, and (b) $25,680, the amount determined by multiplying the 6,000 “in-the-money” options by the difference in the closing price of our stock on December 31, 2007, $23.75 and the exercise price of the stock, $19.47. Stock options to purchase 6,400 shares of our common stock would similarly vest; however, no value is included in the table with respect to those options because the exercise price of the options does not exceed the closing sales price of our common stock on December 31, 2007 (i.e. those options are not “in-the-money”).

(6)	Under the stock incentive plan restricted stock and stock option agreements, in the case of death or Disability, all outstanding shares of restricted stock and stock options become 100% vested.

(7)	Mr. Callison would be entitled to payment of the excise tax under Section 4999 of the Internal Revenue Code only on payments made in connection with a Corporate Change.

(8)	Under his incentive compensation, confidentiality, non-disclosure and non-compete agreement, if any payment made by us to or for the benefit of Mr. Callison would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we are required to pay Mr. Callison an additional amount equal to such excise tax. All excise tax payments are to be made to Mr. Callison in a lump sum within the first 60 days of the calendar year in which he will file his federal income tax return for the payment or distribution giving rise to such excise tax payment.
REPORT OF THE COMPENSATION COMMITTEE
     During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Committee:
•	reviewed and discussed the disclosure set forth under the heading “Compensation Discussion and Analysis” with management; and

•	based on the reviews and discussions referred to above, recommended to the Board of Directors that the disclosure set forth under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Group 1 Automotive, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
     Respectfully submitted by the Compensation Committee of the Board of Directors,
Max P. Watson, Jr. (Chairman)
John L. Adams
Louis E. Lataif
Beryl Raff
J. Terry Strange

DIRECTOR COMPENSATION
Non-Employee Director Compensation
     The following table sets forth a summary of the compensation we paid to our non-employee directors. Directors who are our full-time employees receive no compensation for serving as directors. The only current employee serving as a director is Earl J. Hesterberg, our President and Chief Executive Officer.
Non-Employee Director Compensation for the Year Ended December 31, 2007

			Change in Pension
			Value and
			Nonqualified
			Deferred
	Fees Earned or Paid		Compensation	All Other
Name	in Cash	Stock Awards(1)	Earnings(2)	Compensation(3)	Total
John L. Adams	$204,250	$69,958	$31,885	$15,198	$321,291
Louis E. Lataif	$105,000	$69,958	$18,130	$17,600	$210,688
Stephen D. Quinn	$102,000	$69,958	$20,720	$17,600	$210,278
Beryl Raff(4)	$31,000	$26,454	—	$9,562	$67,016
J. Terry Strange	$107,250	$69,958	—	$17,600	$194,808
Max P. Watson, Jr.	$90,500	$69,958	—	$17,600	$178,058

(1)	The amounts included in the “Stock Awards” column include the dollar amount of compensation expense we recognized for the fiscal year ended December 31, 2007 in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of aggregate stock awards of 9,061 in 2007. Ms. Raff had 1,009 shares of restricted stock outstanding at December 31, 2007.

(2)	Amounts reflect above-market or preferential earnings on the Deferred Compensation Plan.

(3)	Reflects the maximum cost associated with the personal use of one company vehicle or the economic equivalent, not to exceed $17,600.

(4)	Ms. Raff was appointed to our board effective June 25, 2007.
     As of December 31, 2007, the aggregate number of unexercised option awards was as follows: Mr. Adams — 0; Mr. Lataif — 0; Mr. Quinn — 10,000; Ms. Raff — 0; Mr. Strange — 10,000; and Mr. Watson — 16,000. These options are all fully vested. We recognized no compensation expense during the fiscal year ended December 31, 2007 for option awards to our non-employee directors.
Retainers and Fees
     Each non-employee director receives the following compensation:
•	an annual retainer of (1) $35,000 in cash and (2) restricted stock or restricted stock units valued at approximately $70,000 at the time of the grant pursuant to the 2007 Long Term Incentive Plan (formerly known as the 1996 Stock Incentive Plan);

•	an additional cash retainer of $25,000 for the chair of the Audit Committee, $15,000 for the chair of the Compensation Committee and $7,500 for the chairs of the Nominating/Governance Committee and the Finance/Risk Management Committee;

•	a meeting fee of $2,500 for each Board and Audit Committee meeting attended and $1,500 for each Compensation Committee, Nominating/Governance Committee, Finance/Risk Management Committee and Special Committee meeting attended; and

•	the use of one vehicle, or the economic equivalent, not to exceed $17,600 annually.
     The non-executive chairman of our Board of Directors, Mr. Adams, receives an additional annual retainer of $100,000 in cash.
     All cash retainer amounts are paid quarterly and all meeting fees are payable on the date of the meeting. The equity portion of the annual retainer is paid annually. Abbreviated meetings, as determined at the discretion of the chair, result in the payment of one-half of the regular fees for the meeting.
Equity-Based Compensation
     The equity portion of our non-employee directors’ 2007 annual retainer was approved in November 2006 and consisted of a grant of approximately $70,000 of restricted stock or restricted stock units. The grant was to be effective January 1, 2007 and the number of units was to be determined based on the closing market price of our common stock on December 29, 2006, the last trading day prior to the grant date. Accordingly, each non-employee director received 1,342 shares of restricted stock or restricted stock units in payment of the equity portion of the 2007 annual retainer.
     The equity portion of our non-employee directors’ 2008 annual retainer was approved in November 2007 and consisted of a grant of approximately $70,000 of restricted stock or restricted stock units. The grant was to be effective January 2, 2008 and the number of units was to be determined based on the closing market price of our common stock on that date. Accordingly, each non-employee director received 2,979 shares of restricted stock in payment of the equity portion of the 2008 annual retainer.
     The restricted stock or restricted stock units vest fully after six months. Any unvested restricted stock and any restricted stock units may not be sold or otherwise transferred. In the event that a director’s membership on our Board of Directors is terminated for any reason other than retirement, death or disability, the director, for no consideration, forfeits to us all of his unvested shares of restricted stock or restricted stock units. All unvested restricted stock or restricted stock units held by a director vest upon the death or disability of the director. The vested restricted stock units held by a director are settled in shares of our common stock upon the termination of the director’s membership on our Board of Directors.
Nonqualified Deferred Compensation
     Messrs. Adams, Lataif and Quinn and Ms. Raff have elected to participate in the Deferred Compensation Plan. The plan provides those directors who elect to participate an opportunity to accumulate additional savings for retirement on a tax-deferred basis. We have complete discretion over how the deferred funds are utilized and they represent our unsecured obligation to the participants. During the fiscal year ended December 31, 2007, our directors elected to participate in the 10% declared interest rate investment option, deferring all of their retainer and attendance fees.

AUDIT MATTERS
Report of the Audit Committee
     The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities relating to our accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Group 1’s financial reports. The Audit Committee manages our relationship with its independent registered public accounting firm, which is ultimately accountable to the Audit Committee. The Board of Directors, upon the recommendation of its Nominating/Governance Committee, has determined that each member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002, the Audit Committee Charter and the Group 1 Automotive, Inc. Corporate Governance Guidelines.
     The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Charter on an annual basis. The Board of Directors ratified the Audit Committee Charter at a regularly scheduled meeting in November 2007. The Audit Committee Charter is posted on our website, www.group1auto.com, and you may obtain a printed copy of the Audit Committee Charter by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.
     The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2007. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     Ernst & Young LLP submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with Ernst & Young LLP such firm’s independence. The Audit Committee has also considered whether the provision of non-audit services to our company by Ernst & Young LLP is compatible with maintaining their independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.
     Respectfully submitted by the Audit Committee of the Board of Directors of Group 1,
J. Terry Strange (Chairman)
John L. Adams
Louis E. Lataif
Stephen D. Quinn

Audit and Other Fees
     Set forth below is a summary of certain fees paid to Ernst & Young LLP, which has served as our independent registered public accounting firm since 2002, for services related to the fiscal years ended December 31, 2006 and December 31, 2007. In determining the independence of Ernst & Young LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

	2006	2007
Audit Fees	$2,134,489	$1,638,695
Audit Related Fees	—	9,675
Tax Fees	59,500	54,600
All Other Fees	—	246,801

Total	$2,193,989	$1,949,771
     Audit Fees. Audit fees consisted of amounts incurred for services performed in association with the annual financial statement audit (including required quarterly reviews), and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements, as well as specific procedures performed by Ernst & Young LLP in connection with their review of our internal control structure in accordance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002. Other procedures included consultations relating to the audit or quarterly reviews, and services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities. Also included in audit fees are amounts incurred for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm, consisting primarily of consultation related to management’s response to an SEC comment letter. Audit fees exclude reimbursed expenses of $146,119 and $178,037 for 2007 and 2006, respectively, to Ernst & Young LLP in conjunction with their services.
     Audit Related Fees. Audit related fees in 2007 consisted of amounts incurred for the filing of our Registration Statement on Form S-8 (Registration No. 333-145034). No audit related fees were incurred in 2006.
     Tax Fees. Tax fees consisted of amounts incurred for tax compliance and tax consultation services provided. Tax fees in 2007 consisted of tax preparation and compliance in the amount of $54,600. Tax fees in 2006 consisted of tax consulting in the amount of $7,500 and tax preparation and compliance in the amount of $52,000.
     All Other Fees. Other fees in 2007 consisted of amounts incurred for consultation and advisory services related to due diligence procedures in connection with our acquisition of the United Kingdom operations.
     The Audit Committee considers whether the provision of these services is compatible with maintaining Ernst & Young LLP’s independence, and has determined such services for fiscal 2006 and 2007 were compatible. All of the services described above were pre-approved by the Audit Committee pursuant to paragraph (c)(7)(ii)(C) of Rule 2-01 of Regulation S-X under the Exchange Act, to the extent that rule was applicable during fiscal 2006 and 2007.
     In November 2003, the Audit Committee adopted a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with this policy, the Audit Committee has given its annual approval for the provision of audit services by Ernst & Young LLP through May 31, 2008 and has also given its approval for up to a year in advance for the provision by Ernst & Young LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. Any proposed services to be provided by the independent registered public accounting firm not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, requires special pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.
     Ernst & Young LLP does not provide any internal audit services to us. We use a separate firm, Dixon Hughes PLLC, for internal audit services.

OTHER MATTERS
     As of the date of filing this proxy statement, our Board of Directors is not aware of any other business or nominee to be presented or voted upon at the annual meeting. If any other business or nominee is properly presented, the proxies solicited by our Board of Directors will provide the proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the proxy holders in accordance with the specification.
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
     Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2009 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary no later than December 12, 2008. No stockholder proposal was received for inclusion in this proxy statement.
     In addition to the requirements of Rule 14a-8, and as more specifically provided for in our Amended and Restated Bylaws, in order for a nomination of persons for election to our Board of Directors or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who complies with the notice procedures set forth in our Amended and Restated Bylaws. A stockholder making a nomination for election to our Board of Directors or a proposal of business for the 2009 Annual Meeting of Stockholders must deliver proper notice to our Corporate Secretary at least 70 days but not more than 90 days prior to the anniversary date of the 2008 Annual Meeting of Stockholders. In other words, for a stockholder nomination for election to our Board of Directors or a proposal of business to be considered at the 2009 Annual Meeting of Stockholders, it should be properly submitted to our Corporate Secretary no earlier than February 21, 2009 and no later than March 13, 2009.
     If we increase the number of directors to be elected at an annual meeting, we must make a public announcement naming all of the nominees for director and specifying the size of the increased Board of Directors at least 80 days prior to the first anniversary of the preceding year’s annual meeting. However, if we fail to make such an announcement, a stockholder’s notice regarding the nominees for the new positions created by the increase will be considered timely if it is delivered to our Corporate Secretary not later than the close of business on the 10th day following the day on which the public announcement is first made.
     For each individual that a stockholder proposes to nominate as a director, the stockholder’s written notice to our Corporate Secretary must include the candidate’s name, contact information, biographical information and qualifications. The request must also include the potential candidate’s written consent to being named in our proxy statement as a nominee and to serving as a director if nominated and elected. From time to time, the Nominating/Governance Committee may request additional information from the nominee or the stockholder. For any other business that a stockholder desires to bring before an annual meeting, the stockholder notice must provide a brief description of such business, the reasons for conducting the business and any material interest in the business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. Finally, if a stockholder provides notice for either event described above, the notice must also include the following information in addition to any other information required by Rule 14a-8:
•	the name and address of the stockholder as it appears on our books;
•	the name and address of the beneficial owner, if any, as it appears on our books; and
•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.

2007 ANNUAL REPORT
     A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

GROUP 1 AUTOMOTIVE, INC. 800 GESSNER SUITE 500 HOUSTON, TX 77024

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Group 1 Automotive, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Group 1 Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GRPON1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GROUP 1 AUTOMOTIVE, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” proposals 1 and 2.
		☐	☐	☐
1.	Election of Directors
Nominees:
01) Louis E. Lataif
02) Stephen D. Quinn

		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of the company for the fiscal year ending December 31, 2008.	☐	☐	☐

In their discretion, such attorney-in-fact and proxies are authorized to vote upon such other business as properly may come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

ê FOLD AND DETACH HERE ê

P
R
O
X
Y
GROUP 1 AUTOMOTIVE, INC.
800 Gessner, Suite 500
Houston, Texas 77024
ANNUAL MEETING OF STOCKHOLDERS - MAY 22, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF GROUP 1 AUTOMOTIVE, INC.
      The undersigned stockholder(s) of Group 1 Automotive, Inc., a Delaware corporation (the “Company”), hereby appoints Earl J. Hesterberg and John C. Rickel, and each of them, attorney-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, at 10:00 A.M. central time, on Thursday, May 22, 2008, and at any adjournment or postponement thereof.
This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR Items 1 and 2, and as the proxies deem appropriate on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(CONTINUED ON REVERSE SIDE)